Exhibit 10.16

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is dated as of June 10, 2020 (the “Date of this Agreement”) and is between HARDEE WATERBRIDGE INVESTMENTS, LLC, a South Carolina limited liability company (“Seller”), and HARBOR CUSTOM DEVELOPMENT, INC., a Washington corporation (“Buyer”).

1. Purchase and Sale. This is an agreement to purchase and sell two hundred and twenty-six (226) fully developed, residential lots to the Development Specifications set forth in Section 9 below within Phase 2 of the Waterbridge Subdivision located on Carolina Forest Blvd. in Myrtle Beach, SC, and shown as the 226 planned lots on the site plan (the “Site Plan” with such Phase 2 shown on the Site Plan being hereafter the “Subdivision”) attached hereto and incorporated herein as Exhibit A (collectively, the “Lots”) together with all rights, privileges, easements and interests appurtenant thereto (collectively, the “Property”). Seller shall sell, and Buyer shall purchase, the Lots subject to the terms and conditions provided herein.

2. Purchase Price. Buyer shall purchase the Property in three (3) takedowns with 76 lots in the first takedown, 75 lots in the second takedown, and 75 lots in the third and final takedown as further set forth in Section 11. The purchase price for the Property shall be paid on a per Lot basis in immediately available funds, subject to adjustments, prorations and credits as herein provided. The purchase price per Lot shall be Eighty-Six Thousand Thee Hundred Thirty and No/100th Dollars ($86,330.00) (the “Purchase Price”). The total purchase price for all 226 lots is the property is Nineteen Million Five Hundred Ten Thousand Five Hundred Eighty and No/100 Dollars ($19,510,580.00) in immediately available funds.

3. Earnest Money and Purchase Price Deposits. Buyer agrees to initially deposit by FEDWIRE transfer Five Hundred Thousand and No/100 Dollars ($500,000.00) as earnest money (such amount being the “Earnest Money”) into escrow with Chicago Title Insurance Company 3700 Forest Drive, Suite 201, Columbia, S.C. 29204, Attention: Jennifer W. Rubin, Esq., Fax: (803) 790-5621, E- mail: jennifer.rubin@ctt.com (the “Escrow Agent”), within three (3) business days (as hereafter defined) after the Date of this Agreement. The Escrow Agent will hold the Earnest Money in escrow in accordance with the terms and conditions of an escrow agreement among the Escrow Agent and the parties in the form attached as Exhibit B to be executed at the time of execution of this Agreement (the “Escrow Agreement”).

If Buyer elects to terminate the Agreement prior to the expiration of the Inspection Period (as hereafter defined) in the manner set forth in Section 7 hereof, the parties shall immediately instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to promptly return the Earnest Money to the Buyer.

If Buyer does not terminate this Agreement prior to the expiration of the Inspection Period (as hereafter defined) in the manner set forth in Section 7 hereof, the parties shall immediately instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to promptly pay the Earnest Money to Seller which Earnest Money in the amount of $500,000 shall constitute the initial Purchase Price deposit (the “Initial Deposit”). Thereafter Buyer shall pay to Seller on July 20, 2020 an additional purchase price deposit of Two Million and No/100 Dollars ($2,000,000.00) and on October 30, 2020 a additional purchase price deposit of One Million Five Hundred Thousand Two Hundred and No/100 Dollars ($1,500,200.00) (collectively the “Additional Deposits”). The Initial Deposit as supplemented by the Additional Deposits in accordance with this Agreement is hereafter the “Purchase Price Deposit”. At each Closing, a portion of the Purchase Price Deposit shall be applied and credited to the Purchase Price of the Property equal to Seventeen Thousand Seven Hundred and No/100 Dollars ($17,700.00) per Lot being purchased by the Buyer at each such Closing as further illustrated in Section 11.The Purchase Price Deposit shall be non-refundable to Buyer except in the event of (i) a termination of this Agreement by Buyer under Section 18(a) as a result of a Seller default, (ii) a termination of this Agreement by either party as a result of the failure to agree on certain architectural matters in accordance with Section 21, in which case the Escrow Money or any Purchase Price Deposit paid to Seller shall be returned to the Buyer, (iii) a termination of this Agreement by either party for the failure of the Buyer to waive the No Moratorium Closing Condition in accordance with Section 31 if not previously satisfied, in which case the remainder of the Purchase Price Deposit, to the extent not previously credited to the Purchase Price at prior Closing(s), shall be returned to the Buyer, or (iv) the failure of the Buyer to close on the Property pursuant to this Agreement as a result of the failure to satisfy or waive all the Buyer’s Conditions Precedent in accordance with Section 11. In event of a termination of this Agreement described in subsections (i), (ii), (iii) and (iv) above, the balance of the Purchase Price Deposit existing at that time (being the aggregate amount of Initial and Additional Deposits having been made less such amounts credited toward the Purchase Price at prior Closings) may be refunded as further provided in this Agreement.

1

4. Title and Survey Review.

(a) Within Three (3) days of the Date of this Agreement, Seller shall provide Buyer with a copy of the title insurance commitment issued by Chicago Title Insurance Company, to Seller with regards to the purchase of the Property. Within Fifteen (15) days of the Date of this Agreement, Buyer shall obtain a title insurance commitment to insure the Property (the “Title Commitment”) from Chicago Title Insurance Company, through its agent, Riverside Abstract, LLC (the “Title Company”). Buyer agrees to give Seller written notice of any objections Buyer has regarding title matters with respect to the Property shown on the Title Commitment (collectively, “Buyer’s Objections”) at least ten (10) days prior to the expiration of the Inspection Period (the “Title Objection Deadline”). Buyer waives any title objections it does not make in writing to Seller before the Title Objection Deadline. If Seller does not respond in writing to Buyer’s Objections within five (5) business days after Buyer deliver its Buyer’s Objections, Seller will be deemed to have refused to cure or cause to be cured any of Buyer’s Objections except that Seller will be deemed to have agreed to cure any liens on the Property imposed by, or caused by, Seller, during its ownership of the Property. If Seller agrees to cure or cause to be cured one or more Buyer’s Objection (collectively, the “Objections to be Cured”), Buyer’s obligation to close on the applicable portion of the Property at each Closing is contingent upon (i) Seller curing such Objections to be Cured to the Title Company’s satisfaction to remove the objection or provide reasonable affirmative coverage over such objection and (ii) there being no new title exceptions that would be reflected on an updated Title Commitment occurring after the later of the Date of this Agreement or the date of the Title Commitment not removed or fully satisfied by the Seller prior to the applicable Closing or not otherwise approved by Buyer, with such approval not to be unreasonably withheld, conditioned, delayed, or denied, except that new title exceptions involving: (A) the addition of the Property to the coverage of the Declaration of Protective Covenants, Restrictions, Easements, Charges and Liens for Waterbridge dated August 8, 2006, and recorded August 24, 2006, in Deed Book 3147 at Page 901 (as amended and assigned, the “Waterbridge Declaration”) and the applicability of the terms, conditions, covenants, restrictions, easements, and other matters set forth therein to the Property, (B) the imposition, amendment or modification of architectural review guidelines and procedures affecting the Property in accordance with the Waterbridge Declaration, (C) the imposition, amendment, or modification of rules and regulations affecting the Property and/or common areas within the Waterbridge development in accordance with the Waterbridge Declaration, (D) imposition of easements, restrictions, and other matters affecting the Property related to the general development of the Property into Lots within the Waterbridge community provided such easements, restrictions, and other matters do not have a material adverse effect on the ability of the Buyer to construct single family homes on the Lots consistent with the requirements of the Waterbridge Declaration and the ARC Guidelines (as defined in Section 21 below) and procedures affecting the Property which have been adopted and recorded prior to the Initial Closing, and (E) title exceptions created or suffered by Buyer, shall all be considered Permitted Exceptions which have been deemed approved by Buyer (the “Title Closing Contingency”). Seller may, but shall have no obligation to cure or cause to be cured any or all of Buyer’s Objections with any such cure being at Seller’s sole costs or that of the current owner of the Property. If Seller does not agree to cure all of Buyer’s Objections prior to the end of the Inspection Period, Buyer may terminate this Agreement in accordance with Section 7 hereof. Following the expiration of the Inspection Period, without termination of this Agreement by Buyer, any Buyer’s Objections which are not designated by Seller as Objections to be Cured shall be deemed waived by Buyer and shall be Permitted Exceptions, as defined in Section 12 below.

2

(b) Seller has furnished Buyer with a copy of a survey (the “Phase II Survey”) of the undeveloped Property which sets forth the boundaries of the undeveloped Property prior to subdivision into Lots. Buyer agrees to give Seller written notice of any objections Buyer has regarding survey matters with respect to the Property shown on the Phase II Survey or otherwise (collectively, “Buyer’s Survey Objections”) not later than ten (10) days prior to the expiration of the Inspection Period (the “Survey Objection Deadline”). Buyer waives any survey objections it does not make in writing to Seller before the Survey Objection Deadline. If Seller does not respond in writing within three (3) business days after Buyer delivers its Buyer’s Survey Objections, Seller will be deemed to have refused to cure any of Buyer’s Survey Objections. If Seller agrees to cure or cause to be cured one or more Buyer’s Survey Objection (collectively, the “Survey Objections to be Cured”), Buyer’s obligation to close on the applicable Property at each Closing is contingent upon Seller curing or causing to be cured such Survey Objections to be Cured to the Title Company’s satisfaction to remove the survey objection or provide reasonable affirmative coverage over such survey objection (the “Survey Closing Contingency”) which shall be a Buyer’s Condition Precedent. Seller may, but shall have no obligation to, cure or cause to be cured any or all of Buyer’s Survey Objections with any such cure being at Seller’s sole cost. Following the expiration of the Inspection Period without termination of this Agreement by Buyer, any Buyer’s Survey Objections which are not designated by Seller as Survey Objections to be Cured shall be deemed waived by Buyer and be Permitted Exceptions.

5. Due Diligence Materials.

(a) To the extent not already provided to Buyer, Seller covenants to deliver or make available to Buyer within five (5) business days of the Date of this Agreement the following materials concerning the Property to the extent within Seller’s possession and to the extent not already made available by Seller or its attorney: copies of any and all ALTA surveys, title insurance policies and commitments and all title exceptions including restrictions, easements, conservation easements, and covenants, environmental reports, FEMA flood maps and any correspondence or documents received in connection therewith, USACOE wetlands letter(s), survey plats, any agreements encumbering the Property after Closings including any development agreements or road or other infrastructure agreements; agreements with adjoining or nearby properties which involve the Property, and current zoning documents with respect to the Property, copies of all documents relating to the Vested Rights – Waterbridge Phase 2 – PIN 397-00-00-0151 together with all amendments thereto, those engineering studies and other plans performed by DDC Engineers, Inc. or any other engineers including site work, utility and infrastructure plans (actual and proposed) as well as building improvement plans, financial statements of the HOA, reserve studies of the HOA, contracts affecting the Property after the Closings, and all other documents that Seller has in its possession pertaining to the Property or the Waterbridge Development (collectively, the “Property Documents”).

3

(b) Seller covenants to use commercially reasonable efforts to promptly deliver, and not later than prior to the Closing any updates or supplements to the Property Documents including without limitation, any written notices, correspondence, or other documents with regard to the Property or the Waterbridge Development received by Seller after the Date of this Agreement originating from government entities, any association(s) or other entities governing the Property or the Waterbridge Development, insurance companies, property owners, claimants, or other third parties, including without limitation, matters involving title, zoning, FEMA flood maps, USACOE wetland determination letter and survey plat, environmental, or code enforcement issues as well as permits, approvals, licenses and correspondence from governmental authorities with respect to the Property or the Waterbridge Development, or that relate to any actual or contemplated claim, loss, or condemnation of or against the Property or the Waterbridge Development (such updates and additional materials are included within the term “Property Documents” for purposes of this Agreement.) In the event this Agreement is terminated for any reason and Buyer has not closed on any portion of the Property, Buyer shall destroy or return all Property Documents to Seller. Buyer warrants that it will not share copies of the Property Documents with any third parties except for its employees, attorneys, lenders, builders, engineers or consultants. Buyer shall cause any Property Documents shared with third parties to be returned to Seller or destroyed when required of Buyer.

(c) Buyer hereby covenants and agrees on behalf of itself, and to cause its employees, officers, directors, customers, independent agents, associates, lawyers, advisors, investors, clients, acquaintances, and any other interested party claiming by, through or under Buyer (collectively, the “Buyer Parties”), to keep confidential and not disclose to any other person or party (other than Buyer’s prospective lenders, attorneys, consultants or other professionals), the existence of this Agreement, the Property Documents and their contents and/or the Property Documents as wells as any and all other information (whether written, electronic, and/or oral) regarding the Property or the transaction contemplated by this Agreement which is obtained by or delivered to the Buyer Parties by or at the direction of Seller or through the Buyer Parties’ access to the Property pursuant to this Agreement (hereinafter, collectively, the “Proprietary Information”). Seller acknowledges that if any of the Property Documents are in the public domain, such documents shall not be considered Proprietary Information. Except as otherwise set forth in this Agreement, any Proprietary Information provided by Seller is for informational purposes only and Seller makes no representation or warranty, express or implied, with respect to such Proprietary Information. Buyer shall inform the Buyer Parties of the confidentiality of and nondisclosure obligations of this Agreement. This Section 5(c) shall survive the expiration or termination of this Agreement.

6. Buyer’s Inspection. Buyer and its contractors may enter the Property to inspect and survey the Property and the infrastructure and other improvements located on other developed portions of the Waterbridge Development that may serve the Property and do environmental site assessments and soil tests, and other examinations and testing. Seller shall have the right to have Seller’s representative or agent accompany the Buyer or contractors when visiting the Property. All engineering and other inspections, tests and examinations shall be conducted by parties qualified and, where applicable, licensed to conduct such inspections, tests and/or examinations. Buyer shall pay the costs of all tests, inspections, examinations, investigations, and reviews conducted pursuant to this Agreement. After the performance of any tests, inspections, examinations, investigations and reviews, Buyer shall promptly repair any damage and otherwise return the Property to substantially the same condition as existed prior to the conduct of said tests, inspections, examinations, investigations and reviews. Prior to undertaking any activity or exercising any rights granted in this Agreement, Buyer shall obtain, and subsequently maintain in full force and effect throughout the duration of this Agreement, commercial general liability insurance in an amount not less than that required in Section 29. Such policy or policies shall name Seller, A. O. Hardee & Son, Inc., and any other parties that Seller may reasonably designate as additional insureds and shall cover damage to property and persons resulting from or connected with any Property inspection activity of Buyer as contemplated under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Buyer agrees to indemnify and hold harmless Seller, A. O. Hardee & Son, Inc., and Seller’s affiliates, and their employees, managers, and members, from any and all liability, loss or damage, including reasonable attorneys’ fees and related costs and expenses arising out of, or resulting from, any and all engineering, development, marketing and other studies that may be conducted by Buyer, including, without limitation, physical damage to the Property (and any adjoining property) and claims of mechanics and materialmen arising out of such activities. The foregoing indemnities shall extend to all court costs and attorney’s fees in connection with such claims. The foregoing indemnity shall survive the Closing or the termination of this Agreement (as the case may be).

4

To the extent required by applicable law, Buyer warrants that it will seek approval from the appropriate governmental authorities, including but not limited to the U.S. Army Corps of Engineers, prior to conducting any testing of the Property wetlands. Buyer shall immediately repair or mitigate any damage to the Property wetlands required by applicable law when caused by or in relation to such testing and shall indemnify, defend, and hold harmless Seller, A. O. Hardee & Son, Inc., and Seller’s affiliates, and their employees, managers, and members, from any claims, damages, costs or liability relating thereto.

7. Inspection Period; Buyer’s Right to Terminate. Buyer’s inspection period ends on the thirtieth (30th) day following the Date of this Agreement at 5:00 p.m. Eastern time (the “Inspection Period”). Buyer may, in its sole and absolute discretion, terminate this Agreement by delivering a written termination notice to Seller before the date the Inspection Period ends. If Buyer gives Seller a written termination notice on or before the date and time the Inspection Period ends, the Escrow Agent will return the Earnest Money to Buyer and neither party will have any further rights, obligations, or liabilities under this Agreement except those that survive termination and only for the survival periods set forth in this Agreement. Following the expiration of the Inspection Period without termination of this Agreement by Buyer, the Earnest Money will become part of the Purchase Price Deposit with a portion being applied to the Purchase Price for the Lots at each Closing.

8. Subdivision Plans. Seller represents and warrants that:

(a) A complete set of construction plans for the subdivision of the property into Lots, including but not limited to the site plan, water and sewer plan, grading plan and drainage plan (collectively, the “Construction Plans”) has been submitted to Horry County. Seller shall not substantially modify the Construction Plans without Buyer’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Seller shall not substantially modify the Site Plan or the subdivision plats creating the Subdivision of the undeveloped property into Lots, which shall be substantially in accordance with the Site Plan (collectively, the “Subdivision Plats”) without Buyer’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. However, Seller has been informed by Horry County that county approval of the Subdivision Plats may not include any substantial changes to the Site Plan previously approved by the county constituting a portion of Seller’s vested rights with respect to the Property. The Site Plan, the Subdivision Plats and the Construction Plans are hereinafter collectively referred to as the “Subdivision Plans.”

9. Development Specifications. Seller covenants to develop the Subdivision and the Property so that each meets all applicable laws, regulations, ordinances, restrictions, orders and zoning conditions, and the development specifications stated in this Section 9 (collectively, the “Development Specifications”). For purposes of this Agreement, a “Lot” is a discrete parcel of developed and legally existing land that has its own, individual tax identification number and that meets all the Development Specifications and all requirements for construction of a detached, single-family residence thereon. Without limiting the generality of the foregoing, Seller warrants that:

5

(a) The following Subdivision improvements have been or will be completed by Seller, in accordance with the Subdivision Plans prior to the applicable Closing with respect to the Lots being purchased at such Closing: (1) clearing; (2) grading within a tolerance of plus or minus 3 inches according the Subdivision Plans; (3) curbing on completed roads servicing such Lots; (4) paving of all or a portion of completed road(s) necessary to access such Lots from a paved road, whether public or private (except the topcoat maybe left off to be completed no later than ninety (90) days following the issuance of the last certificate of occupancy for each home in the Subdivision by Horry County); (5) storm drainage, retention and detention facilities and other storm drainage systems; (6) sanitary sewer; (7) public water source and distribution system with adequate capacity to serve a single-family dwelling unit on each Lot; and (8) streetlights (which shall be installed and leased from the local electrical utility in accordance with customary local development practice) and street signs according to Horry County requirements.

(b) Each Lot will be served by the following underground utilities: (1) underground electric lines sufficient to service each Lot, installed in a utility easement adjacent to the Lot line, with all applicable fees for electric service and installation paid; (2) telephone service to service the Lot and lines extending to the boundary of each Lot, and (3) cable television and internet service.

(c) Buyer, upon the Closing of a Lot, shall have the right to connect to existing and readily available water and sewer systems upon Buyer’s payment of tap fees to the governing jurisdiction, which fees shall not exceed the amounts charged to the owners of any other lots in the Subdivision.

(d) If the Property is subject to a tree preservation plan, tree replacement plan or similar program (a “Tree Ordinance”), then Seller shall comply with the Tree Ordinance. Trees that are required to be preserved or replaced on the Property in a location other than on a Lot shall be Seller’s responsibility.

(e) All water lines and sewer mains, including laterals and water meter boxes will be installed to the utility provider’s requirements and in substantial accordance with the Subdivision Plans.

(f) All debris will be burned or hauled off in accordance with all applicable laws, regulations, ordinances, restrictions and orders. Seller has not and will not bury any materials or substances of any nature on the Lots.

(g) Prior to a Closing, Seller shall provide Buyer with a licensed soil engineer’s letter certifying the compaction and soil bearing pressure of each Lot being purchased at such Closing.

(h) The Lots shall have full and free access to the public street known as Carolina Forest Boulevard through non-exclusive easements over Subdivision private roads.

(i) Prior to a Closing, all utilities servicing the Lots being purchased at such Closing, including water and sewer lines are operable and have received the appropriate certifications and clearances form the applicable utilities and agencies.

(j) Prior to a Closing, all Subdivision improvements have been completed on the Lots being purchased at such Closing in accordance with the Subdivision Plans so that the issuance of building permits is not inhibited by any failure to complete such improvements in accordance with such Subdivision Plans.

(k) Prior to a Closing, no part of the building pad of any Lot being purchased at such Closing is located within a designated state or federal wetland, wetland buffer area, conservation area, stream buffer, floodway, 100-year flood zone or area of special flood hazard.

6

(l) Seller shall undertake commercially reasonable efforts to remove all significant roots in the building pad area to a minimum depth of 12” below or existing finished grade whichever is lowest. The Lots will be developed with building pads with positive drainage toward the permitted stormwater system and ninety-five percent (95%) compaction, and a net allowable bearing capacity of 1,600 psf, and they will support monolithic slab foundations without stem walls or crawl space.

10. Development of Lots; Notice of Completion; Pre-Closing Lot Inspection; Step-In-Rights.

(a) Development of Lots. Seller shall commence construction of the Lots no later than thirty (30) days following the expiration of the Inspection Period. Thereafter Seller shall diligently prosecute the completion of such Lots in accordance with the Subdivision Plans, and in a commercially reasonable manner such that each set of Lots are ready for sale at the next Closing in accordance with the Closing Schedule (as hereafter defined). Upon substantial completion of all Lots to be purchased at the next Closing to the Development Specifications, Seller shall send written notice to Buyer that to Seller’s knowledge (as hereafter defined) all of such Lots have been substantially completed in accordance with the Development Specifications (the “Notice of Substantial Completion”). Within fifteen (15) days of receipt of the Seller’s Notice of Substantial Completion Buyer shall perform an inspection of the Lot(s) to be purchased at the next Closing and prepare and deliver to Seller a list of any and all items not reasonably in compliance with the Development Specifications. After delivering such notice Seller shall continue to work to complete such Lots while addressing Buyer’s initial punch list. Upon completion of all Lots to be purchased at the next Closing to the Development Specifications, Seller shall send written notice to Buyer that to Seller’s knowledge all of such Lots have been completed in accordance with the Development Specifications (the “Notice of Completion”). Within ten (10) days of receipt of the Seller’s Notice of Substantial Completion Buyer shall perform an inspection of the Lot(s) to be purchased at the next Closing and prepare and deliver to Seller a list of any and all items not reasonably in compliance with the Development Specifications. Buyer’s determination of each Lot being built to the Development Specification shall allow for reasonable tolerances and shall not be unreasonably withheld, conditioned, delayed or denied. Seller shall correct all items as described on the list within fifteen (15) days after the Seller’s receipt of Buyer’s final completion punch list and prior to the next Closing and for any items that cannot be reasonably corrected within such period of time Seller shall commence correcting such item within such period of time and shall diligently prosecute the correction of such items until completion. In the event all such defective Lot(s) have not been corrected by the next scheduled Closing date for such Lots, such Closing shall be extended until such time as the defective Lots have been corrected not to exceed sixty (60) days. In the alternative, Buyer and Seller may agree to: (a) complete such Closing and allow Seller to complete the items after the Closing or (b) delay the closing of the defective Lot(s) and complete the closing of the other non-defective Lots designated for such takedown and thereafter promptly close on the defective Lot(s) following their full correction. Notwithstanding anything to the contrary, in the event there are defective Lot(s) scheduled for the next Closing which have not been corrected, Seller has completed other Lots to the Development Specifications that are in the proximity of those Lot(s) being taken down, and Buyer has had the opportunity to inspect and verify such other completed Lot(s) for compliance with the Development Specifications, Seller may substitute such defective Lot(s) for such other completed Lots within such proximity at the next Closing. Once the defective Lot(s) have been corrected they will be added to the next Closing. In the event of a dispute between the Seller and the Buyer as to the determination of whether one or more Lots have been completed to the Development Specifications and the Subdivision Plans, the determination and certification of the project engineer (the “Project Engineer”) that the development of such Lots has been completed in accordance with such Development Specifications and Subdivision Plans and all permits and approvals issued in regards to the Subdivision Plans, and that no additional requirements with regards to the development of the Lot(s) shall be required prior to Buyer’s submittal of building permits for the Lot(s) (other than Buyer’s payment of permit fees, tap fees, and other fees and costs to be paid in connection the issuance of a building permit and the construction of a home on the Lots) shall be deemed effective to determinate such completion.

7

(b) Step-In Rights. Subject to the cure and substitution rights set forth above in Section 10(a), in the event Seller fails to complete to the Development Specifications the required Lots for the next Closing including any associated infrastructure such as roads, stormwater management, pump station, and utilities for such Lots within sixty (60) days of their estimated completion date set forth in the Closing Schedule in Section 11, subject to Seller’s receipt of all permits and approvals required by applicable governmental authorities and utility providers and Force Majeure (as hereafter defined), then in addition to any other remedies Buyer may have under the terms of this Agreement, Buyer may elect to assume responsibility for the completion of the same (the “Step-In-Rights”) by providing not less than sixty (60) days’ prior written notice to Seller of such election (the “Notice of Development Default”). Seller shall have the right and opportunity to cure the non-compliance alleged in the Notice of Development Default during such sixty (60) day period beginning on the date of Notice of Development Default and ending on the 60th day thereafter (the “Cure Period”). If Seller fails to cure the non- compliance during such sixty (60) day period, then, in addition to any other remedies under this Agreement, Buyer may exercise the Step-In-Rights by delivering written notice of such election to Seller within thirty (30) days following the expiration of the Cure Period. Failure of Buyer to deliver such election within the foregoing thirty (30) day timeframe shall be deemed a waiver of the Step-In-Rights set forth herein. In the event Buyer exercises the Step-In-Rights as set forth above, then Seller shall reasonably cooperate with Buyer in connection with the granting of any easements in forms acceptable to Seller reasonably required by Buyer in order to exercise the Step-In-Rights, any non-exclusive assignment of any applicable permits and approvals and the Subdivision Plans required to exercise such Step-In- Rights, and thereafter Buyer shall (a) promptly and diligently perform such work to completion strictly in accordance with the Subdivision Plans and all applicable laws and in a good and workmanlike manner using diligent efforts; (b) post all applicable bonds or other security required by the applicable governmental authorities for the completion of the applicable Lots to the Development Specifications, provided that in no event shall Seller be entitled to the return or replacement of any bonds or other security previously delivered by Seller, or any bonds or other security subsequently posted by Buyer as provided above; and (c) immediately restore any damage to the Property or common areas within Subdivision and the remainder of the Waterbridge development caused by Buyer or its employees, agents or contractors at Buyer’s sole cost and expense.

(c) Step-in-Rights Insurance Requirements. Buyer hereby indemnifies, defends and holds Seller, A.O. Hardee & Son, Inc. (“A.O.”), and Seller’s and A.O.’s members, officers, employees, agents, guests and invitees, harmless from and against any damages, cost or expense, including but not limited to reasonable attorneys’ fees and court costs, incurred by Seller and resulting from or in any way relating to all work, materials and improvements performed or to be performed by Buyer in connection with the Step-In-Rights. During the performance of any Step-In-Rights, Buyer shall maintain the insurance coverages specified in this Agreement and as may otherwise be reasonably required of Seller at its expense. Following Buyer’s substantial completion of the previously incomplete Lots required for the next Closing to the Development Specifications in accordance with the Subdivision Plans, as evidenced by Seller’s receipt of the Project Engineer’s written certification as to the same, Buyer may elect to (i) have Seller shall reimburse Buyer for all of actual third-party costs and expenses incurred in connection therewith, together with an amount equal to fifteen (15%) percent of such actual third-party costs and expenses incurred, excluding any bonds or other security required by the applicable governmental authorities for the completion of the applicable Lots to the Development Standards that Buyer posted which Buyer will be reimbursed by the applicable governmental authority (collectively “Buyer’s Costs to Complete”), within thirty (30) days after written request therefor with reasonable evidence of the expenditures; or (ii) off-set the Purchase Price to be paid by Buyer to Seller at the next scheduled Closing. Buyer expressly releases, discharges and waives all present and future claims against, and covenants not to sue, Seller, A.O., and their officers, directors, shareholders, employees, agents, parents, affiliates, successors and assigns with respect to any claim, liability, obligation, damage, expense or loss whatsoever relating to the work performed by Buyer following Buyer’s exercise of the Step-In Rights (if applicable). Buyer, reserves all present and future claims against Seller, and Seller hereby indemnifies, defends and holds Buyer harmless from, all present and future claims against officers, directors, shareholders, employees, agents, parents, affiliates, successors and assigned with respect to any claim, liability, obligation, damage, expense or loss whatsoever relating to the work performed by Seller prior to Buyer’s exercise of the Step-in-Rights.

8

(d) Development Standards. Buyer acknowledges and agrees that Seller’s completion of Lots to the Development Specifications in accordance with the Subdivision Plans, shall be subject to all faults and defects and without any expressed, implied or statutory warranties or representations of any kind, and Seller hereby disclaims any such representations and warranties.

To the extent Buyer exercises the Step-in-Rights, and only if Buyer exercises the Step-in-Rights, Seller acknowledges and agrees that Buyer’s completion of Lots to the Development Specifications in accordance with the Subdivision Plans, shall be subject to all faults and defects and without any expressed, implied or statutory warranties or representations of any kind, and Buyer hereby disclaims any such representations and warranties. Seller further agrees that, to the extent Buyer exercises the Step-in-Rights, Seller shall be deemed to have assigned to Buyer, all of the Subdivision Plans, permits and approvals associated with the Lots then being improved, together with the Temporary Construction Easement described in subsection (e) below, and releasing the Project Engineer to continue the completion of the Lots to the Development Specifications in accordance with the Subdivision Plans, by Buyer.

(e) Temporary Construction Easement. Subject to Buyer’s exercise of its Step-In Rights, Seller hereby grants and conveys to Buyer, its employees, agents, contractors, successors and assigns, a temporary construction easement over, under, upon, across and through those certain portions of the Subdivision property owned by Seller as necessary for the completion of the applicable Lots to the Development Specifications. This Temporary Construction Easement shall automatically terminate upon the completion of construction subject to any required follow up work within a year of such completion.

(f) Closings Delayed. In the event the Buyer exercises its Step-In Rights, future Closing(s) shall be delayed until the applicable Lots being completed by Buyer have been completed in accordance with the Development Specifications in accordance with this Section 10.

(g) Cost of Subdivision Development. The parties acknowledge that Seller shall be responsible for the cost and other obligations of developing the Subdivision including the development of the Subdivision property into Lots in accordance with the Development Specifications, completing the Subdivision infrastructure such as roads, utilities, drainage, and landscaping in the common areas in accordance with the Subdivision Plans, and Seller’s legal work associated with adding the Property to the Waterbridge Declaration and the adoption of the ARC Guidelines (as defined in Section 21 below), which ARC Guidelines are to be produced by Buyer and submitted for approval to Seller, which approval shall not be unreasonably withheld in accordance with Section 21. Buyer shall be responsible for all costs and other obligations of developing or locating its homes, model homes, construction trailer(s), and sales trailer(s) on the Lots including the cost to run water and sewer lines to the mains located near the property line of each lot, the payment of water and sewer tap fees, construction permit fees, and other fees that must be paid at the time of pulling a building permit for such Buyer improvements.

9

(h) Force Majeure. For the purposes of this subsection, “Force Majeure” shall mean delays caused by events beyond Seller’s reasonable control, including, but not limited to, acts of God, epidemics, wars, riots, acts of civil disobedience or disturbance, weather (including hurricanes, tropical storms and tropical depressions), impracticality, accident, strike or other labor disputes, delays of suppliers, contractors or carriers, fire, flood or casualty, governmental or judicial actions and shortages of material, components, fuel, labor or facilities. In the event of the occurrence of a Force Majeure affecting the Seller’s ability to complete the development of the Lots in accordance with the requirements of this Agreement, the Seller’s time period for performance to complete such Lots and the next Closing shall be extended as reasonably necessary to account for delays caused by the Force Majeure event.

11. Closing, Takedown of Lots. Subject to the satisfaction or waiver by Buyer of the Buyer’s Conditions Precedent (as hereafter defined) as to Buyer and the satisfaction or waiver by Seller of the Seller’s Conditions Precedent (as hereafter defined) as to Seller, Seller and Buyer agree to close on the purchase and sale of Lots (each, a “Closing”, and collectively, the “Closings”) shall take place according to the following schedule (the “Closing Schedule”) with the first Closing being referred to herein as the “Initial Closing”:

(a) At the Initial Closing Buyer shall purchase all 76 developed Lots in Phase 2C as shown on the Site Plan within fifteen (15) days of Seller’s delivery of the Notice of Completion to Buyer for such developed Lots (estimated to be in February of 2021);

(b) At the next scheduled Closing (the “Second Scheduled Closing”) Buyer will purchase all 75 developed Lots in Phase 2B as shown on the Site Plan upon the date which is the later of: (i) one year after the Closing date of the Initial Closing or (ii) fifteen (15) days after Seller’s delivery of the Notice of Completion to Buyer for such developed Lots (estimated to be in February 2022); and

(c) At the next scheduled Closing (the “Third Scheduled Closing”) Buyer will purchase all 75 developed Lots in Phase 2A as shown on the Site Plan (less any previously sold Model Home Lots as set forth in Section 25 upon the date which is the later of: (i) one year after the Closing date of the Second Scheduled Closing or (ii) fifteen (15) days after Seller’s delivery of the Notice of Completion to Buyer for such developed Lots (estimated to be in February 2023).

Ignoring the purchase of any Model Home Lots and provided the closing of any Lots is not accelerated as hereafter provided, the Purchase Price and Buyer’s credit for the Purchase Price Deposits at each Closing under the Closing Schedule shall be as follows:

Initial Closing

Number of Lots - 76

Purchase Price - $6,561,080.00 (76 Lots * $86,330.00) Purchase Price Deposit Applied - $1,345,200.00 (76 * $17,700)

Net Purchase Price - $5,215,880.00 (ignores prorations and closing costs)

Second Scheduled Closing

Number of Lots - 75

Purchase Price - $6,474,750.00 (75 * $86,330.00)

Purchase Price Deposit Applied - $1,327,500.00 (75 * $17,700)

Net Purchase Price - $5,147,250.00 (ignores prorations and closing costs)

Third Scheduled Closing

Number of Lots - 75

Purchase Price - $6,474,750.00 (75 * $86,330.00)

Purchase Price Deposit Applied - $1,327,500.00 (75 * $17,700)

Net Purchase Price - $5,147,250.00 (ignores prorations and closing costs)

10

After the Initial Closing, if Seller determines that additional completed Lots have been completed to the Development Specifications and are available for Closing, Buyer may accelerate the purchase of such completed Lots in groups of not less than thirty-seven (37) contiguous Lots (with approximately 39% of such accelerated purchased Lots being interior Lots and 41% being lakefront Lots) with at least fifteen (15) days prior notice to the Seller. Accelerated purchased Lots shall reduce the number of Lots that Buyer is required to purchase at the next Scheduled Closing but shall not affect its obligation to close on the remainder of such Lots in accordance with the Closing Schedule.

Buyer’s obligation to close on each set of Lots at each Closing is conditioned on the occurrence, or Buyer’s written waiver of, all the following conditions precedent: (i) the satisfaction of the Title Closing Contingency and the Survey Closing Contingency; (ii) a final Subdivision Plat(s) showing the Lots being purchased at such Closing as separately existing parcels of land, substantially in accordance with the Site Plan, which shall have been approved by Horry County, South Carolina and recorded at the Horry County Registry; (iii) the completion of the Lots to the Development Specifications in accordance with the Subdivision Plans, subject to the terms and conditions set forth in Section 10; (iv) there being no ongoing public or private litigation, judicial action or proceeding (zoning, condemnation, environmental, or otherwise) or ongoing governmental investigation pending, threatened, against or relating to (A) all or any portion of the Property that constitutes an encumbrance on the Property that would show up on the Buyer’s title insurance policy following Closing, or (B) challenging the sale of the Property to Buyer; and (v) Seller having marketable and insurable title to the Property; and (vi) Seller shall have made all required Closing deliveries into the Closing Escrow (as hereafter defined) and not be in default under this Agreement (collectively, the “Buyer’s Conditions Precedent”).

Seller’s obligation to close on the Property is conditioned on the occurrence, or Seller’s written waiver of, all the following conditions precedent: (i) a final Subdivision Plat(s) showing the Lots being purchased at such Closing as separately existing parcels of land shall have been approved by Horry County, South Carolina and recorded at the Horry County Registry; and (ii) Buyer shall have made all required Closing deliveries into the Closing Escrow and not be in default under this Agreement (collectively, the “Seller’s Conditions Precedent”).

If the Buyer’s Conditions Precedent are not satisfied or waived by Buyer at or prior to Closing or if the Seller’s Conditions Precedent are not satisfied or waived by Seller at or prior to Closing, the date of Closing will be extended, at Seller’s or Buyer’s option, with written notice to the other party, for up to forty-five (45) days to give Seller time to obtain the approval and recording the required Subdivision Plats and fifteen (15) calendar days to give the applicable party time to satisfy, or waive in its sole and absolute discretion, its other applicable Conditions Precedent. If all such Buyer’s Conditions Precedent are not satisfied or waived within such applicable extension periods, then except for a reason of a Seller default, either party shall have a right to terminate this Agreement with written notice to the other and the remaining Purchase Price Deposit shall be returned to the Buyer by the Seller and neither party will have any further rights, obligations, or liabilities under this Agreement except those that survive termination and only for the survival periods set forth in this Agreement. If all such Seller’s Conditions Precedent are not satisfied or waived within such extension period, then except for a reason of a Buyer default, either party shall have a right to terminate this Agreement with regard to future Closings with written notice to the other and the remaining Purchase Price Deposit shall be returned to the Buyer by the Seller and neither party will have any further rights, obligations, or liabilities under this Agreement except those that survive termination and only for the survival periods set forth in this Agreement. Notwithstanding the provisions of this Section 11, (i) in the event of a Seller default under this Agreement, the provisions of Section 18(a) shall control, and (ii) in the event of a Buyer default under this Agreement, the provisions of Section 18(b) shall control.

11

12. Seller’s Closing Deliveries. At or before each Closing, Seller agrees to sign and deliver the following into escrow with the Buyer’s SC licensed attorney as settlement agent (the “Closing Escrow”) on or prior to the scheduled Closing Date: (i) a limited warranty deed from Seller for the applicable Lots being sold in the customary recordable form for South Carolina conveying good and marketable title which is insurable by the Title Company subject only to the hereafter defined Permitted Exceptions (the “Deed”); (ii) a customary South Carolina seller’s affidavit without indemnity sufficient to cause the Title Company to remove the standard mechanic’s lien exception (except those cause by Buyer or its agents) and the standard parties in possession exception together with a title gap indemnity for matters caused by the actions or inaction of Seller not to exceed seven (7) days; (iii) substitute Form 1099S, South Carolina Nonresident Seller Withholding Affidavit (South Carolina Department of Revenue Form I-295), South Carolina Department of Revenue Tax Compliance Certificate (or a Transferor Affidavit, if applicable), and any other necessary affidavits, to satisfy federal and state tax reporting requirements; (iv) a Foreign Investment in Real Property Tax Act (“FIRPTA”) certification in conformance with the requirements of FIRPTA; (v) an authority and incumbency certificate with copies of the Seller’s governing documents, Seller’s certificate of authority, customary Seller resolutions and any other evidence of authority as may be required by the Title Company to insure title to the Property at Closing at standard rates attached thereto; (vi) a closing statement; and (vii) bring down certificate as to Seller’s representations and warranties as to the Lots being purchased at such Closing dated as of the date of Closing.

The “Permitted Exceptions” shall include (1) title exceptions created or suffered by Buyer, (2) those Buyer’s Objections and Buyer’s Survey Objections and other title or survey matters waived or deemed waived by Buyer in accordance with Section 4, (3) new title exceptions after the Date of this Agreement as set forth in Section 4 above.

13. Buyer Closing Deliveries. At or before each Closing, Buyer agrees to sign and deliver the following into the Closing Escrow with the Buyer’s SC licensed attorney as settlement agent on or prior to the scheduled Closing Date: (i) the full purchase price for the Lots being purchased by FEDWIRE transfer, with credit for the applicable portion of the Purchase Price Deposit as set forth in Section 3 plus or minus the adjustments and prorations for which this Agreement provides and plus Buyer’s Closing costs; (ii) all premiums and other customary costs associated with the issuance of the Buyer’s Title Commitment and it title policy for the Lots being purchased; (iii) a closing statement; (iv) an authority and incumbency certificate with copies of the Buyer’s governing documents, Buyer’s certificate of authority, customary Buyer resolutions and any other evidence of authority as may be required by the settlement agent to close the transaction attached thereto; (vi) bring down certificate as to Buyer’s representations and warranties dated as of the date of Closing; and (vii) any other customary buyer documents the Title Company or Seller reasonably requires to close in accordance with the terms and conditions of this Agreement.

14. Closing Costs. Seller agrees to pay any rollback taxes assessed on the Lots being purchased, the cost of the Subdivision Plats, and the South Carolina deed recording fee (previously known as deed stamps) based on sales price due in connection with the transfer of the Lots being purchased and filing the Deed. To the extent such rollback taxes have not been assessed at the respective Closing, Seller and Buyer agree to escrow an amount equal to the estimated rollback taxes to be assessed on the Lots being purchased, until such rollback taxes have been assessed. Buyer agrees to pay for the Title Commitment and the premium for its title policy, all charges for any endorsements requested by Buyer to its title policy, all other recording costs to record the deeds and other transaction documents (except those necessary to release or satisfy Objections to be Cured which have been cured by Seller which shall be paid by Seller), all costs related to Buyer’s due diligence costs including the cost of any environmental report, soil report, appraisal, or other inspection reports Buyer elects to order. Each party shall pay for their own attorneys’ fees and other costs incurred with respect to this Agreement and the transactions contemplated herein. Buyer shall pay the fee to escrow the Earnest Money with the Escrow Agent.

12

15. Prorations. As to the portion of the Property being purchased at the applicable Closing, Seller and Buyer agree to prorate as of the date of the applicable Closing all property taxes for the year of the Closing, installments of special assessments due in the year of the Closing which accrue over the year/month of the Closing, and if applicable, any annual, quarterly or monthly owners’ association dues, assessments, and other charges which accrue over the year/quarter/month of the Closing, based on the current year’s amounts, if available, or on the best information available including without limitation the preceding year’s amounts if the current year amounts are not available. In the event the prorations are estimated they shall be subject to re-adjustment after the actual amount of the prorated costs are determined. This Section 15 shall survive the applicable Closing for a period of one (1) year.

16. Representations and Warranties of Seller.

(a) Seller’s Representations and Warranties. Seller covenants, represents, and warrants the following from the Date of this Agreement through the applicable date of Closing as to the Lots being purchased at such Closing unless otherwise specifically noted:

i. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Carolina;

ii. Seller has full right, power, and authority to enter into this Agreement and sell the Property to the Buyer pursuant to the terms and conditions of this Agreement including the power and authority to execute and deliver, all of the seller’s closing documents and other deliveries provided the Seller’s Conditions Precedent have been satisfied;

iii. Seller has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending or (D) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets, which remains pending;

iv. Seller is not a party to any agreement that would prohibit Seller from selling the Property to the Buyer under this Agreement;

v. Seller has not entered into and will not enter into any agreement granting to any person or entity any right or option to acquire the Property or the Seller, or any portion thereof that is not subordinate to the rights of Buyer under this Agreement;

vi. Seller is not an entity with whom U. S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism);

vii. Seller has good and marketable fee simple title to the Property;

viii. No portion of any building pad on a Lot is or shall be located within a flood plain, flood prone area, buffer wetlands, jurisdictional waters or special flood hazard area as indicated by any map or plats issued or controlled by FEMA, the Federal Insurance Administration, or any other federal, state or local agency;

13

ix. As the Date of this Agreement there are no impact fees, taxes, levies, assessments or special fees of any kind (other than normal ad valorem property taxes, tap fees and building permit fees for the Lots which the Buyer shall be responsible for paying when due) imposed by any governmental authority or utility provider that would be payable by Buyer in connection with its use of the Property;

x. No commitments have been made to any governmental authority, utility company, school board, church, religious body, homeowner’s association, or other organization, group, or individual that would impose an obligation upon Buyer to construct any improvements, to make any contribution of money, to dedicate any land or to maintain any land or improvements;

xi. Except for assessments under the Waterbridge Declaration, all assessments against the Property are shown in the official records of Horry County, South Carolina; other than the widening of Carolina Forest Boulevard (which assessments shall be an expense of Seller), to the Seller’s knowledge no site or area improvements have been constructed or installed by any public authority the cost of which may be assessed in whole or in part against any part of the Property; and Seller has not been notified of any possible future improvements that might create an assessment against any part of the Property;

xii. As of the Date of this Agreement, Seller has no notice or knowledge of any threatened, taking or condemnation of the Property or any portion thereof, or any action, litigation or proceeding by any organization, person or governmental agency affecting the Property or Seller;

xiii. As of the Date of this Agreement, Seller has no notice or knowledge of any violation of law, order, ruling, ordinance, rule or regulation with respect to Seller or the Property;

xiv. During the time Seller has owned the Property, and to Seller’s knowledge with regard to the time prior to Seller’s ownership of the Property: (1) none of the Property has been excavated or filled except in connection with the development of the lakes within the Subdivision and the development of the Lots; (2) no construction or other debris (including, without limitation, livestock, other organic materials, strippings, rocks, stumps or concrete) has been buried upon the Property except in connection with the normal movement of dirt for development of the Property; and (3) the Property has not contained a bury or borrow pit;

xv. The Property is not being, assessed or taxed under any agricultural, special use, open space, “Conservation Use”, “Current Use”, “Green Acres” or similar valuation or program;

xvi. Seller has filed all federal, state and local tax returns as required by law with respect to Seller and the Property;

xvii. The Lots have or will have vehicular and pedestrian access to and from Carolina Forest Boulevard, a public right-of-way, through easements over private streets within the Subdivision which are or will be governed by the terms and conditions of the Waterbridge Declaration;

xviii. The execution and delivery of this Agreement and the consummation of sale of the Lots in a series of takedowns will not result in a breach of any of the terms of, or constitute a default under, any (1) indenture, contract or instrument to which Seller is a party or by which Seller or the Property is bound, or (2) law, order, ruling, ordinance, rule, order or regulation with respect to Seller or the Property or the use or construction thereof;

14

xix. To Seller’s knowledge, the Land contains no threatened or endangered species or endangered or protected habitats or items of archaeological significance as defined by applicable state and federal laws;

xx. To Seller’s knowledge, there are no cemeteries, grave sites or burial sites or archaeological or historic artifacts or sites located on the Property;

xxi. The Lots developed by Seller, without Buyer exercising any Step-In-Rights, when closed upon by the Buyer will be usable as Lots upon which a single-family residence can be constructed and used for residential purposes without extraordinary expense for: footings, foundation, slab installation, or for sewer and water installation, in accordance with the Development Specifications and the Subdivision Plans;

xxii. The following shall be the utility providers for the Subdivision: Telephone: Horry Telephone Cooperative (“HTC”); Electric: Santee Cooper; Cable with Internet: HTC; Water: Grand Strand Water and Sewer; and Sewer: Grand Strand Water and Sewer;

xxiii. To Seller’s knowledge, the information and materials furnished and to be furnished by Seller to Buyer, and Seller’s representations and warranties made herein or in connection herewith, are true, complete and accurate and do not omit any material information necessary to make the same true or not misleading;

xxiv. The Property is zoned to allow the construction of single-family homes;

xxv. As occasioned by the prior use of the Property from approximately 1940- 1948 as the Conway Bombing and Gunnery Range, to Seller’s knowledge, solely in reliance on its review of the information set forth in that letter to Mr. Joe C. Garrell of LandBank Fund IX, LLC from ERM Southeast, Inc. June 29, 2005 (the “LandBank ERM Letter”) and that Phase III Target Anomaly Removal Report Parcel B of Tract 18B of Safety and Target Zones, Areas B and B-1 Former Conway Bombing and Gunnery Range prepared by ERM dated June 2005 (the “ERM Phase III Removal Report” and collectively with the LandBank ERM Letter and the preceding proposals, work plan, and reports prepared by ERM referenced therein, the “ERM Reports”), (A) with the exception of the wetland areas, the Property has been cleared of all surface and subsurface explosive ordinance within at least six (6) feet from the surface to the extent further described in such ERM Reports subject to the disclaimers and limitations set forth therein, and (B) the removal of exploded and unexploded ordinance on the Property was completed by ERM in the manner set forth in the ERM Phase III Removal Report subject to the disclaimers and limitations set forth therein;

xxvi. At the applicable Closing the Lots being acquired by Buyer at such Closing shall be subject to the Waterbridge Declaration with owners having access and use of the Subdivision amenities subject to the terms and conditions of such Waterbridge Declaration;

xxvii. Seller has not used, generated, manufactured, produced, stored or disposed of on, under or about the Property or transported to or from the Property any flammable explosives, asbestos, radioactive materials, hazardous wastes, toxic substances or related injurious materials, whether injurious by themselves or in combination with other materials (collectively, “Hazardous Materials”) except in small amounts customary to the operation, care, maintenance, and development of the Property in compliance with applicable environmental laws. There are no Hazardous Material or underground storage tanks located on, under, or within its portion of the Property except as may exist with respect to materials described in the U.S. Army bombing range disclosures set forth above and in the Property Documents), and there is no proceeding or inquiry pending or contemplated by any governmental authority with respect to the presence of such Hazardous Materials on its portion of the Property or the migration thereof from or to other property. For this Agreement, the term “Hazardous Materials” as defined above shall also include, but not be limited to, substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in any South Carolina state or federal law or regulation, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and in the regulations adopted and publications promulgated pursuant to said laws;

15

xxviii. To Seller’s knowledge, and in complete reliance on the site plan and detail aerials attached and incorporated herein as Exhibit E, the Lots do not, or will not, contain any wetlands except as shown on such site plan and aerials; and

xxix. Attached as Exhibit F which is incorporated herein by reference is an email and site plan prepared by the Project Engineer showing and discussing varying limits on the dimensions of feasible building pads on the Lots. Where permitted in accordance with such site plan, Seller will construct the building pads to the dimensions of 40’ wide by 78’ deep on each Lot that can accommodate such pad dimensions and for the Lots which cannot accommodate such pad dimensions Seller will construct such building pads to the dimensions of 40’ wide by 60’ deep unless otherwise agreed to by the parties in writing. Per the Project Engineer’s comments set forth in Exhibit F, the dimensions of the actual homes constructed on such building pads may need to be reasonably adjusted within the building pad dimensions to account for a suitable set back tolerance, future infrastructure, drainage, etc.

The aforementioned covenants, representations, and warranties of Seller as to the Lots being purchased by Buyer shall survive one (1) year from the date of the applicable Closing of such Lots being purchased. When the phrase “Seller’s knowledge” is used in this Agreement, such knowledge is hereby defined as to the actual knowledge of Benjy Hardee without inquiry or investigation.

(b) EXCEPT AS SPECIFICALLY SET FORTH IN THE SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 16(A), SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE SELLER’S REPRESENTATIONS AND WARRANTIES AND SHALL BE RELEASED AND HELD HARMLESS THEREFROM.

17. Buyer’s Representations. Buyer covenants, represents, and warrants: (i) Buyer is duly organized, validly existing, and in good standing under the laws of the state in which it was organized; (ii) it has full right, power, and authority to carry on its business as presently being conducted by it. The enter into this Agreement and purchase the Property under this Agreement; (iii) the execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by any and all necessary corporate action, and upon execution and delivery by Buyer and that this Agreement shall constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms; (iv) the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree; and (v) Buyer has the financial capability, wherewithal, and ability to get any required financing to purchase the Property as necessary to close on the Property in accordance with terms and conditions of this Agreement. The aforementioned covenants, representations, and warranties of Buyer shall survive one (1) year from last Closing or one (1) year from the earlier termination of the Agreement.

16

18. Default.

(a) Seller Default. Except as otherwise set forth in Section 10, if Seller breaches this Agreement prior to the applicable Closing subject to the satisfaction or waiver of the Seller’ Conditions Precedent, and such default is not cured within the cure period set forth below in Section 18(d), Buyer may do the following as its sole and exclusive remedies: (i) terminate this Agreement by written notice to Seller, in which case Seller authorizes the Escrow Agent to return the Initial Deposit to Buyer (if still in its possession), and Seller will immediately pay over to Buyer all of the balance of the Purchase Price Deposit (after subtracting any previous portions which have been credits to the Purchase Price at prior Closings), (ii) enforce specific performance in a lawsuit which must be filed in a court of competent jurisdiction in South Carolina no later than ninety (90) days from the expiration of the Seller’s cure period for such default, and/or (iii) seek reimbursement from Seller for its costs and expenses in legal fees and other third party professional fees to negotiate this Agreement, inspect and study the Property, and prepare for Closing including any engineering, title, or survey costs not to exceed $250,000.00. This Section 18(a) shall not be construed to limit Buyer’s remedies for a Seller default with regard to those representations, warranties, and covenants of the Seller which pursuant to this Agreement survive the Closings or its earlier termination. Provided however, except where specifically set forth otherwise in this Agreement, such covenants, representations, and warranties of Seller shall not survive more than one (1) year from the date of the applicable Closing for the portion of the Property acquired at such Closing as specifically provided in this Agreement or one (1) year from the earlier termination of the Agreement.

(b) Buyer Default. If Buyer defaults in its obligation to: (i) pay the Initial Deposit or pay the Additional Deposits, or (ii) close under this Agreement by the Closing Date for the applicable Closing subject to the satisfaction or waiver of the Buyer’s Conditions Precedent, and such default is not cured within seven (7) days’ of Buyer’s receipt of written notice of such default, Seller may, as its exclusive remedy for any of such default, terminate this Agreement by written notice to Buyer, in which case Buyer authorizes the Escrow Agent to deliver the Earnest Money currently on deposit to Seller, and such Earnest Money together with the balance of the Purchase Price Deposit (after subtracting any previous portions which have been credits to the Purchase Price at prior Closings), to the extent delivered by Buyer to Seller, shall be considered as full, fixed, and liquidated damages for Buyer’s failure to close or to pay the Additional Deposit, and neither of the parties will have any further rights, obligations, or liabilities under this Agreement except those that survive termination. This Section 18(b) shall not be construed to limit Seller’s remedies for a Buyer default with regard to those representations, warranties, and all other covenants of the Buyer which pursuant to this Agreement survive the Closing or its earlier termination. Provided however, except where specifically set forth otherwise in this Agreement, such covenants, representations, and warranties of Buyer shall not survive more than one (1) year from date of the last Closing or one (1) year from the earlier termination of the Agreement.

(c) Post-Closing Remedies. Each party shall have the right to pursue its actual (but not consequential, special, extraordinary or punitive) damages against the other party for: (1) a breach of any covenant or agreement contained herein that is performable after or that survives any Closing (including the indemnification obligations contained in this Agreement), and (2) a breach of any representation or warranty in this Agreement, which survives any Closing. This subsection shall not apply to any obligation of Buyer to purchase Lots.

(d) Notice and Cure Rights. In the event of a default under any representation, warranty, or covenant contained in this Agreement, the non-defaulting party shall give the defaulting party notice of such default, specifying in reasonable detail the nature of the default. Thereafter, except where a specific cure period is otherwise provided for a specific default, the defaulting party shall have fifteen (15) business days from the date notice of default is given to cure the default. If the defaulting party cures the default within the 15- business day period, it shall not incur any liability to the other party for the default. Each party shall reasonably cooperate with any and all attempts by the other to cure any default within the cure-period.

17

19. Broker Commissions. Buyer and Seller represent to the other, that to its knowledge, the only brokers or other parties involved in the purchase and sale of the Property, as contemplated by this Agreement, who are entitled to a fee or commission are Curtis Dukes of Blue Strand Properties, LLC and Ashley Gardner of Strategic Real Estate Advisors (collectively, the “Brokers”). In connection with the transaction contemplated by this Agreement Seller agrees that it will be responsible for paying Brokers a collective commission not to exceed $660,000.00 (6% of $11,000,000.00) to be split 50/50 between such Brokers pursuant to a separate Agreement with Brokers provided the Closings occur. Such commission shall be paid pro-rata at each Closing based on the number of Lots closed. Buyer shall be responsible for any commission or fees due to Brokers in addition to or in excess of that which will be paid by Buyer at Closing per the prior sentence. Except for the Brokers, Seller and Buyer covenant to the other that it will be responsible for any commissions owed as a result of its engagement or use of, or agreement with, any real estate broker, agent, finder, or any other party who could claim a commission or other payment in connection with this Agreement. Seller and Buyer agree to indemnify and defend the other against all loss, claims, costs, and expenses, including reasonable attorney fees caused by a breach of its covenants in this Section 19. This Section 19 shall survive the date of Closing or earlier termination of the Agreement.

20. Notices. All notices to either party in connection with this Agreement must be in writing and will be effective and delivered on the date sent by email to the email addresses of all of the party’s notice recipients designated below, if sent before 6:00 p.m. on a business day in Myrtle Beach, South Carolina, and otherwise on the next business day provided copy of such email notice is sent via a nationally- recognized delivery service such as Federal Express or United Parcel Service to the notice recipient at its street address below for next business day delivery. Notice to that notice recipient will also be effective and delivered: (i) on the date personally delivered to the notice recipient street address or (ii) on the date sent for next business day delivery by a nationally-recognized delivery service such as Federal Express or United Parcel Service to the notice recipient at its street address. Seller’s and Buyer’s notice recipients and their addresses are:

Seller’s notice recipients: Hardee	Waterbridge Investments, LLC Attn: Benjy Hardee and Doug Wendel 55 Park Street Extension Little River, SC 29566 Email: benjyhardee@aohardee-son.com and doug@aohardee-son.com Telephone: 843.249.1264

and the attorney for Seller:	Nelson Mullins Riley & Scarborough L.L.P. Attn: Zeb M. Thomas 3751 Robert Grissom Parkway, Third Floor Myrtle Beach, SC 29577 Email: zeb.thomas@nelsonmullins.com Telephone: 843.946.5671

Buyer’s notice recipients:	Harbor Custom Development, Inc. Attn: Sterling Griffin, President 11505 Burnham Dr. NW, Suite 301 Gig Harbor, WA 98332-9173 Email: sgriffin@harborcustomdev.com Telephone: 253.649.0636

With copy to:	Jeff Habersetzer, General Counsel 11505 Burnham Dr. NW, Suite 301 Gig Harbor, WA 98332-9173 Email: jhabersetzer@harborcustomdev.com Telephone: (253) 649-0632

18

Escrow Agent’s notice recipients:
Chicago Title Insurance Company Attention: Jennifer W. Rubin, Esq. 3700 Forest Drive, Suite 201 Columbia, S.C. 29204 E-mail: Jennifer.rubin@ctt.com Telephone: 803.790.5620

Each party may change its designated notice recipients and their addresses by notice under this Section 20. The attorney for each party is authorized to give any notice under or related to this Agreement on behalf of its client.

21. Architectural Matters. Within sixty (60) days of the Date of this Agreement Buyer will submit proposed architectural review guidelines and procedures for the Property and within ninety (90) days of the Date of this Agreement buyer will submit unstamped initial house renderings showing floorplans, elevations, design aesthetics, and exterior materials for the Lots to be approved by the Seller in accordance with such guidelines and procedures, with such approval not to be unreasonably withheld, delayed, conditioned or denied. Buyer will produce for Seller’s review such standards and materials necessary to establish the initial architectural review guidelines and procedures for the Property (the “ARC Guidelines”), which are acceptable to Seller, in Seller’s reasonable discretion, and work together with Buyer to approve initial house plans (which for approval purposes may consist of unstamped house renderings showing floorplans, elevations, design aesthetics, and exterior materials) consistent within such established guidelines and procedures (the “Initial House Plans”). Once the ARC Guidelines produced by Buyer and accepted by Seller have been adopted by the Seller, Seller will not substantially revise such ARC Guidelines in a manner that affects the specifications and approval of house plans on the Lots purchased or under contract to be purchased by Buyer, without the approval of Buyer, such approval not to be unreasonably withheld, delayed, conditioned or denied. Notwithstanding anything to the contrary, all homes to be built on the Lots by Buyer, its successors and assigns, shall have a minimum heated square footage of 1,800 square feet and be built such that all exterior siding consists of either wood, brick, on masonry siding or combination thereof. Chimneys, but not exterior walls, may be covered with stucco. There will be no exterior vinyl or metal siding or trim on any house or outbuilding. If Buyer and Seller are not able to agree upon the establishment and approval of ARC Guidelines and the approval of the Initial House Plans within one hundred twenty (120) days of the Date of this Agreement, either party may terminate this Agreement with written notice to the other within the 30-day period thereafter ending on the date which is one hundred fifty (150) days from the Date of this Agreement and the Buyer shall be entitled to a return of the Earnest Money from the Escrow Agent and any Purchase Price Deposit from the Seller previously paid by Buyer. If the Agreement is not terminated within such 30-day period, Seller shall enact ARC Guidelines in its sole discretion and Seller’s thereafter approval of the Buyer’s Initial House Plans will not be unreasonably withheld, delayed, conditioned or denied so long as such plans are consistent with the ARC Guidelines. After approval of the Initial House Plans, Buyer may submit additional house plans or changes to the previously approved house plans for approval by Seller with such approval not to be unreasonably withheld, delayed, conditioned or denied so long as such plans are consistent with the ARC Guidelines.

19

To ensure Seller’s ability to approve the Buyer’s house plans on the Lots in compliance with the ARC Guidelines, Seller agrees to maintain the right to appoint all members of the Subdivision ARC until the sale of all Lots in the Subdivision. At the last Closing in which Seller will no longer own any Lots in the Subdivision, upon Buyer’s request, Seller agrees to assign, without representation or warranty, such appointment rights to Buyer at such Closing.

22. Property Conveyed As Is, Where Is. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROPERTY IS BEING CONVEYED BY SELLER TO BUYER IN ITS “AS-IS/WHERE- IS” CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9 AND SECTION 16(a) OF THIS AGREEMENT.

23. Site Work. The parties agree that all site work on the Property shall be performed by A.O. Hardee & Son, Inc.

24. Stormwater.

(a) Seller agrees to comply with all local, state and federal laws, codes, rules, orders, permits and regulations during all stages of the development of the Subdivision, including but not limited to performing all inspections that are required under all applicable local, state and federal laws, codes, rules, orders, permits and regulations and regularly maintaining all erosion and pollution control devices and best management practices in the Subdivision. To the extent required, Seller shall file a Notice of Intent (“NOI”) and shall prepare, implement, and comply with a Storm Water Pollution Prevention Plan (“SWPPP”) that includes elements necessary for compliance with all applicable general permits for construction activities under the National Pollutant Discharge Elimination System (“NPDES”), and shall keep copies of all inspections and provide Buyer with copies of all inspections that are required by any governmental agency.

(b) To the extent not already adopted or assumed by the HOA, the parties expressly agree and acknowledge that Seller shall be deemed the “owner” and “operator” of the subdivision of the Property for purposes of the SWPPP, and Buyer’s obligation to comply with the SWPPP, if any, will only relate to the Lots purchased by Buyer under this Agreement. Seller hereby indemnifies and holds harmless Buyer and its affiliates, agents, employees, directors, officers, managers, members, partners, shareholders, assigns and/or successors (collectively, the “Indemnitees”) from and against any liability, loss, cost, damage or expense, including, without limitation, court costs, expert witness fees and attorneys’ fees (collectively, “Claims”), that Indemnitee may suffer or incur as a result of any claim, demand, action, cost or judgment made or obtained by any individual, partnership, corporation, entity, Governmental Authorities or person which arises out of or results from Seller’s failure to fully comply with the requirements set forth in this paragraph or is otherwise caused, directly or indirectly, by Seller’s action or inaction under NPDES or any other similar, related or successor local, state or federal law, code, rule, order or regulation relating to stormwater; expressly excluding, however, any Claim, to the extent arising from Buyer’s, its agents’, employees’ or contractors’ acts or failure to comply with the SWPPP. Buyer hereby indemnifies and holds harmless Seller and its affiliates, agents, employees, directors, officers, managers, members, partners, shareholders, assigns and/or successors (“Seller’s Indemnitees”), from and against any Claims that Seller or Seller’s Indemnitees may suffer or incur as a result of any claim, demand, action, cost or judgment made or obtained by any individual, partnership, corporation, entity, Governmental Authorities or person which arises out of or results from Buyer’s failure to fully comply with the requirements set forth in this paragraph or is otherwise caused, directly or indirectly, by Buyer’s action or inaction under NPDES or any other similar, related or successor local, state or federal law, code, rule, order or regulation relating to stormwater; expressly excluding, however, any Claim, to the extent arising from Seller’s, its agents’, employees’ or contractors’ acts or failure to comply with the SWPPP.

(c) Seller shall be responsible for all “developer” contributions to any city or county stormwater maintenance plan or similar program to which the Property is subject.

20

(d) Upon substantial completion of homebuilding activities and to the extent required to assure proper operation, Buyer covenants and agrees to clean the stormwater piping system servicing Buyer’s Lots, to remove all debris and dirt that may have accumulated therein during Buyer’s construction activities. Buyer’s indemnity obligations set forth in subsection (b) shall apply to any Claims against Seller’s Indemnities arising from Buyer’s failure to comply with this subsection. This subsection (d) expressly survives each Closing for a period of 1 year from the final Closing.

25. Model Home Lots; Construction Trailer; and Sales Trailer. Provided Seller is able to get subdivision approval from Horry County and Buyer notifies Seller prior to the expiration of the Inspection Period of the number of lots desired, Seller will subdivide up to four (4) lots within Phase 2A of the Site Plan located near the entrance on Starlit Way for use by Buyer for model homes, visitor parking, the location of a construction trailer and/or sales information trailer (collectively, the “Model Home Lots”). If such subdivision approval is likely to be obtained as determined by Seller, Seller will proceed to finish said Model Home Lots by the Initial Closing to the Development Specifications except that Seller may elect not to complete the street, curb, gutter, street lights, and other street improvements beyond that currently constructed until Seller completes the development of Lots within Phase 2A. In addition to the Lots Buyer is required to purchase at the Initial Closing Buyer shall also close on such Model Home Lots at such Closing at the same Lot purchase price of $86,330 per Model Home Lot with the same Seller credit from the Purchase Price of $17,700 per Model Home Lot.

26. Marketing. Subject to applicable governmental regulations, compliance with the Waterbridge Declaration or any architectural guidelines or rules and regulations promulgated pursuant thereto, Buyer shall have the non-exclusive right to locate marketing and directional signage on property owned by Seller and Common Areas of Waterbridge including the front gate area in accordance with Seller’s rights under the Declaration. Seller reserves the right to approve the appearance of any signage and limit the size and number of signs in its reasonable discretion. Buyer acknowledges the importance to Seller of protecting the Waterbridge brand, including trademarks, service marks and other images. All printed and electronic materials, advertising copy, scripts, billboards and monument and other signage (collectively, “Marketing Materials”) developed and/or used by Buyer must be approved by Seller with such approval not to be unreasonably delayed, conditioned, or denied. Furthermore, any Marketing Materials for Waterbridge not specific to the Property (being Phase 2 of Waterbridge) may also require the approval of the master developer.

27. Waterbridge Declaration. In accordance with its declarant rights under the Waterbridge Declaration Seller covenants to submit the Subdivision property to the Waterbridge Declaration by an amendment to the Waterbridge Declaration in similar format as previous phases of the Waterbridge community have been submitted but with the addition of a provision which establishes a separate architectural review board for the Subdivision (the “Subdivision ARC”) and adopts the ARC Guidelines for the Subdivision, prepared by Buyer, approved and adopted by Seller which have been developed accordance with the procedures set forth in Section 21. To the extent Seller’s establishes a Subdivision ARC, which includes members who are not employees, agents, officers or members of Seller or its affiliates, during the term of this Agreement, upon the request of Buyer, Seller agrees to appoint a designee of Buyer to the Subdivision ARC.

Buyer shall comply, and shall cause Buyer’s agents, contractors, subcontractors, consultants or employees to comply, at all times with the terms and conditions of the Waterbridge Declaration including any rules, regulations, guidelines, and procedures promulgated thereunder by the HOA, a declarant, or the ARC Guidelines established by the Subdivision ARC. Buyer hereby indemnifies and holds harmless Seller and Seller’s Indemnitees, from and against any Claims that Seller or Seller’s Indemnitees may suffer or incur as a result of any claim, demand, action, cost or judgment made or obtained by the HOA or any individual, partnership, corporation, entity, governmental authorities or person which arises out of or results from Buyer’s failure to fully comply with the requirements set forth in this paragraph or is otherwise caused, directly or indirectly, by Buyer’s action or inaction with respect to the requirements of the Waterbridge Declaration.

21

28. Maintenance. Seller shall maintain the portions of the Subdivision owned by Seller, including all Lots not yet purchased by Buyer and all roadways and common areas owned by Seller until turned over to the HOA, in a good and operational manner, free of trash, garbage, refuse and construction debris. Buyer shall maintain its job sites in a neat and orderly condition throughout construction and keep roadways, easements, swales, and other property within the Subdivision clear of its trash and construction materials at all times. Buyer shall promptly repair all ruts and other damage caused by Buyer or Buyer’s agents to any adjacent lots or property (and otherwise restore such lots or property to their former condition).

29. Insurance Requirements.

(a) Unless otherwise agreed to by Seller and Buyer prior to the expiration of the Inspection Period, Buyer shall comply with the insurance requirements described in this section. Prior to Closing, and prior to any entry onto the Property by Buyer’s agents, contractors, subcontractors, consultants or employees and for a period continuing until Buyer has sold all of the Lots, Buyer shall deliver to Seller current certificates of insurance which evidence that Buyer is carrying:

(i) workers’ compensation insurance in statutory amounts; and

(ii) a commercial general liability insurance policy covering losses, damages and claims arising out of Buyer’s occupation, use of, activities on and ownership of property within the Subdivision, including property damage and death, and including coverage for contractual liability, products/completed operations liability, and explosion, collapse and underground damage liability, which policy shall be written by a financially responsible insurance company, and shall have a combined single limit of a least Two Million and No/100 Dollars ($2,000,000); and

(iii) automobile liability insurance covering all vehicles owned, hired or used in connection with Buyer’s construction activities in the Subdivision, in an amount of at least One Million and No/100 Dollars ($1,000,000); and

(iv) employer’s liability insurance in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) and builder’s risk insurance with materials replacement coverage in an amount equal to one hundred percent (100%) of the completed value of the materials and services provided to the Lots; and

(v) excess liability/umbrella policy in excess of limits of other policies, in the amount of at least Five Million and No/100 Dollars ($5,000,000.00).

(b) Buyer shall require that Workers’ Compensation, Commercial General Liability and Automobile Liability insurance required to be maintained by Buyer be endorsed to provide that the underwriter waives its right of subrogation against Seller. In addition, the Commercial General Liability policy(ies) shall be endorsed specifically to name Seller as an additional insured party for both ongoing and completed operations by issuance of ISO Form CG 2010 11 85, or in lieu thereof, CG 2010 10 01 and 2037 10 01, or equivalents acceptable to Seller. The Automobile Liability policy shall also be endorsed specifically to name Seller as an additional insured party. Both the Commercial General Liability and Automobile Liability policies shall be endorsed to provide that they are primary coverages, not in excess of any other insurance available to Seller to insure Seller and A.O. Hardee & Son, Inc. against claims arising from Buyer’s occupation, use of activities on and ownership of property within the Subdivision, including property damage and death. Evidence of such specific endorsements shall be furnished to Seller. IN THE EVENT BUYER FAILS TO OBTAIN SUCH SPECIFIC ENDORSEMENTS, BUYER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM ANY AND ALL LOSSES, CLAIMS, DAMAGES, AND EXPENSES WHICH WOULD BE COVERED BY SUCH SPECIFIC ENDORSEMENTS THAT SELLER MAY INCUR, INCLUDING (WITHOUT LIMITATION) COSTS OF DEFENSE AND ATTORNEYS’ AND LEGAL ASSISTANTS’ FEES AND COSTS, BUT SPECIFICALLY EXCLUDING ANY AND ALL LOSSES, CLAIMS, DAMAGES, AND EXPENSES ARISING FROM OR RELATED TO IN WHOLE OR IN PART ON THE IMPUTED, JOINT OR CONCURRENT NEGLIGENCE OF SELLER.

22

(c) Buyer shall furnish to Seller, prior to entering the Property, certificates evidencing that the required insurance is in force. The certificates shall provide that in the event of cancellation or material change, thirty (30) days’ prior written notice shall be given to Seller in accordance with the terms of such policies.

(d) Buyer’s compliance with the provisions above and the limits of liability shown for each of the insurance coverages to be provided by Buyer shall not be deemed to constitute a limitation of Buyer’s liability for the claims or in any way limit, modify or otherwise affect the Buyer’s contractual indemnification obligations. The insolvency, bankruptcy, or failure of any insurance company carrying insurance for Buyer or any subcontractor, or the failure of any insurance company to pay valid claims accruing shall not be held to waive any of the provisions of this Agreement.

30. Memorandum of Agreement. Following (i) the expiration of the Investigation Period without this Agreement being terminated by Buyer and (ii) and the Seller’s receipt of the Initial Deposit from the Escrow Agent following joint instructions for payment issued by Seller and Buyer, the parties shall execute and deliver to the Buyer’s attorney an original Memorandum of this Agreement duly witnessed and notarized in the form attached as Exhibit C (the “Memorandum”), which the Buyer will cause to be recorded, at Buyer’s expense. In conjunction with the delivery of the Memorandum, Buyer shall deliver to Seller a duly executed, witnessed and notarized, original termination of the Memorandum in the form attached as Exhibit D (the “Termination”). Seller shall hold the Termination and (a) record it at the final Closing, at Buyer’s expense, or (b) if this Agreement is terminated, record such Termination only if (i) this Agreement is terminated by Seller pursuant to Section 18(b) as a result of Buyer’s default, (ii) this Agreement is terminated by Buyer in accordance with Section 11 for failure to satisfy or waive the Buyer’s Conditions Precedent or by either party in accordance with Sections 21 and 31 and Buyer has received the remainder of the Purchase Price Deposit paid to Seller, to the extent not previously credited to the Purchase Price at prior Closing(s), (iii) this Agreement is terminated by Buyer pursuant to Section 18(a) as result of Seller’s default and Buyer has received the remainder of the Purchase Price Deposit paid to Seller, to the extent not previously credited to the Purchase Price at prior Closing(s), and Buyer has received reimbursement for its expenses not to exceed $250,000 in accordance with Section 18(a) provided Buyer submits a list of all such itemized expenses with reasonable detail within thirty (30) days of such termination, or (iv) Buyer refuses to perform its obligations under this Agreement as a result of Seller’s default under this Agreement not cured within the permitted cure period and Buyer fails to file an action for specific performance within the time required and in accordance with Section 18(a) in which case Seller may terminate this Agreement but Buyer may exercise any remaining remedies set forth herein for such Seller default subject to the terms and limitations of this Agreement.

31. Assignment. Buyer shall have the right to assign its rights and/or obligations in this Agreement to any entity (an “Affiliate”) controlled by or under common control with Buyer, or to an entity which succeeds to Buyer in any merger or acquisition, without recourse, whereupon Buyer shall be released from its obligations hereunder. Buyer shall have the right to assign its rights and/or obligations in this Agreement to any other person or entity without recourse, provided, however, if such assignee is not an Affiliate, Buyer shall not be released from its obligations hereunder.

23

32. Moratoriums or Governmental Delays. Buyer’s obligations to close on the Property at subsequent Closings shall be conditioned on there being no event in which any local, state or federal regulatory authority having jurisdiction over the Property or the Lots imposes a moratorium on the issuance of building permits, sewer taps, water taps, public school attendance rights or certificates of occupancy (a “Moratorium” with such condition being the “No Moratorium Closing Condition”). Unless such No Moratorium Closing Condition is waived by Buyer, then the future Closings shall be suspended and extended until the condition is satisfied or otherwise waived in full by Buyer. If the No Moratorium Closing Condition is not satisfied, or fully waived by Buyer in writing delivered to Seller, within one hundred and eighty (180) days of the occurrence of the Moratorium, either party may terminate this Agreement with written notice to the other. In the event of such termination, the Purchase Price Deposit, to the extent not previously credited to the Purchase Price at prior Closing(s), shall be refunded to Buyer.

33. General Terms. This contract shall be binding upon and inure to the benefit of the parties’ successors and permitted assigns. Neither party shall have a right to assign any interest in this Agreement without the advance written consent of the other party. This Agreement is governed by the laws of the State of South Carolina. If the date of the Closing or the last day of the inspection period or other time for performance would fall on a day that is not a business day, then the date of the Closing or the inspection period or other period for performance will be extended to the next business day. A “business day” shall be a week day which is not a Federal holiday or customary bank holiday in the state where the Property is located. Time is of the essence in the occurrence of all events, the satisfaction of all conditions and the performance of all obligations hereunder; provided, the foregoing shall not be construed to undermine any express cure period afforded any party under this Agreement. This Agreement is the entire agreement between the parties and supersedes all prior agreements and understandings, if any, with respect to the Property, including any letter of intent. If either party employs an attorney to enforce or defend its rights under this Agreement, the losing party will pay the prevailing party its actual attorney fees as determined by final non-appealable judgment. BOTH SELLER AND BUYER WAIVE ITS RIGHT TO A JURY TRIAL. If any provision of this Agreement shall be declared invalid or unenforceable by laws applicable thereto, or unenforceable as to certain parties, then the performance of such provision shall be excused by the parties hereto and the remaining provisions of this Agreement shall remain in full force and effect. Any failure or delay of Buyer or Seller to enforce any term of this Agreement shall not constitute a waiver of such term, it being explicitly agreed that such a waiver must be specifically stated in a writing delivered to the other party in compliance with the notice provisions set forth herein. Any such waiver by Buyer or Seller shall not be deemed to be a waiver of any other breach or of a subsequent breach of the same or any other term. The parties may sign this Agreement in counterparts and may deliver it by email. The provisions of this Section 33 shall survive the date of Closing or earlier termination of the Agreement.

[Signature Pages Follow]

24

Signature Page to Purchase Agreement

(Waterbridge Phase II)

Seller:

HARDEE WATERBRIDGE INVESTMENTS, LLC

By:	Hardee Management, LLC
Its:	Manager

By:	/s/ Benjy Hardee
Benjy Hardee, its Manager

Date:	June __, 2020

Signature Page

Signature Page to Purchase Agreement

(Waterbridge Phase II)

Buyer:

HARBOR CUSTOM DEVELOPMENT, INC.

By:	/s/ Sterling Griffin
Sterling Griffin, its President

Date:	June 10, 2020

Signature Page

Exhibit A

SITE PLAN

PH2C
PH2B
PH2A
n/f
International Paper
Realty Corporation
Tms #163-00-01-065
D.B. 1955, Pg. 029
P.B. 148, Pg. 219
(Socastee Greenway)
n/f
Landbank Fund IX LLC
Tms #164-00-01-022
D.B. 2884, Pg. 983
P.B. 170, Pg. 194
P.B. 206, Pg. 053
(Parcel "A", Tract 18-B)
(Open Space)
n/f
Carolina Forest Professional Park
Tms #163-00-01-095
D.B. 2883, Pg. 1052
P.B. 179, Pg. 036
(Tract 18-A)
Carolina Forest Boulevard (100' Public R/W)
Carolina Forest Boulevard

Exhibit B

Exhibit B

ESCROW AGREEMENT

[See Attachment]

Exhibit B

3700 Forest Drive, Suite 201, Columbia, South Carolina 29204

Phone: (803) 790-5620 Fax: (803) 790-5621

THANK YOU FOR SELECTING CHICAGO TITLE INSURANCE COMPANY FOR
YOUR TITLE INSURANCE AND ESCROW NEEDS.

Attached is a copy of our standard escrow agreement. In addition to our standard escrow agreement you will also find our fee schedule, wiring instructions, and a W-9 form (required by our financial institution if the escrowed funds are to be invested).

Please feel free to contact our office if you have any questions.

1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (Agreement) is made as of this 10th day of June 2020 by and among Chicago Title Insurance Company at 3700 Forest Drive, Suite 201, Columbia, SC 29204 (“Escrow Agent”) and HARDEE WATERBRIDGE INVESTMENTS, LLC. hereafter referred to as “Seller” and as a “Party” and HARBOR CUSTOM DEVELOPMENT, INC., hereafter referred to as “Purchaser” and as a “Party” and collectively with the Seller, the “Parties”

WHEREAS, Parties have requested that Chicago Title Insurance Company serve as Escrow Agent in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the Mutual promises, covenants and agreements herein, it is agreed as follows:

1. The Parties hereby appoint Chicago Title Insurance Company as Escrow Agent under this Agreement.

2. The following: EARNEST MONEY IN THE INITIAL PRINCIPAL AMOUNT OF $500,000.00 IN ACCORDANCE WITH THAT PURCHASE AND SALE AGREEMENT AMONG THE PARTIES DATED JUNE 10, 2020 (THE “PSA”) is hereby delivered to Escrow Agent by the Parties, the receipt of which Escrow Agent does hereby acknowledge.

Escrow Agent agrees to hold such funds, together with all accrued interest if Parties request the funds to be deposited into an escrow bearing account and provide a properly completed W-9 form to Escrow Agent. Further, Escrow Agent agrees to hold any additional funds or documents deposited with Escrow Agent including any Additional Earnest Money (as defined in the PSA) (collectively, the “Escrowed Funds”) until written release/disbursement instructions are given to Escrow Agent by the Parties. When the PSA calls for the Escrow Agent to disburse the escrow funds in accordance with the provisions of the PSA, the Parties agree to promptly provide Escrow Agent with release/disbursement instructions consistent with the requirements of the PSA and the Escrow Agent’s instructions set forth therein but no later than 2 business days from a written request thereof from the other Party or the Escrow Agent. A “business day” shall mean a weekday which is not customary bank holiday in South Carolina.

3. Additional funds may be delivered to Escrow Agent in accordance with the PSA.

4. All funds deposited with Escrow Agent under this Agreement will be processed in the normal course of business. Escrow Agent may commingle funds received by it in escrow with funds of others and may, without limitation, deposit such funds in its trust or escrow accounts with Wells Fargo. The Parties to this Agreement acknowledge that the maintenance of such escrow accounts with Wells Fargo (“the Depository”) may result in Escrow Agent being provided with an array of bank services, accommodations or other benefits by the Depository. Escrow Agent or its affiliates also may elect to enter into other business transactions with or obtain loans for investment or other purposes from the Depository institution. All such services, accommodations and other benefits shall accrue to the Escrow Agent, and Escrow Agent shall have no obligation to account to the parties to the escrow for the value of such services, accommodations or other benefits.

2

It is understood that Escrow Agent shall be under no obligation to invest the funds deposited with it on behalf of any Party unless specifically directed by a Party pursuant to Paragraph 5 below so long as a properly completed W-9 form is submitted. Interest earned is dependent upon the amount of the deposit, the time of deposit and the prevailing interest rate at the time. NOTICE OF OPPORTUNITY: You have the opportunity to earn interest on your escrowed funds by requesting Escrow Agent to set up an interest-bearing account on your behalf by completing Paragraph 5 below and furnishing the appropriate completed W-9 and other appropriate documents (if any) to Escrow Agent. Once invested, the undersigned acknowledge that the Escrow Agent is prohibited from withdrawing funds except to redeposit them into their custodial escrow account.

5. You are authorized and directed to open an account (the “Account”) in the customer name of Chicago Title Insurance Company as Escrow Agent for HARBOR CUSTOM DEVELOPMENT, INC., in the initial amount of $500,000.00.

The Account shall be opened at the Depository of Chicago Title Insurance Company’s choosing. The undersigned hereby acknowledge that they have delegated the selection of the depository institution where the escrowed funds are to be deposited to Chicago Title Insurance Company so long as such institution is a national bank with an office in South Carolina.

Unless otherwise instructed by Purchaser, ,the Account need not be an interest-bearing account. If the Account is opened as an interest-bearing account, Interest or other income from the Account shall accrue for the benefit of the Parties to be divided pursuant to their agreement at the close of escrow. All interest will accrue to and be reported to the Internal Revenue Service for the account of:

Name: Harbor Custom Development, Inc., a Washington corporation

Attn: Sterling Griffin

Tax ID or Social Security No.: (contact Purchaser or Purchaser’s counsel)

The designated Account is a fiduciary account. The Parties understand that the Escrow Funds to be deposited by Escrow Agent into the designated Account are insured by the Federal Deposit Insurance Corporation (“FDIC”) as the funds of the Parties, as the principal/actual owner, to the same extent as if the Escrow Funds were deposited directly by the Parties, as the principal/actual owner. Accordingly, each Party hereby acknowledges that it is aware that the FDIC insurance coverage currently applies only to a cumulative maximum for each particular depositor (in this case, Party) for all of depositor’s accounts (in this case, all of Parties’ accounts) at the same insured bank or financial institution. Each Party acknowledges and agrees that, notwithstanding any other provision of this Agreement, Escrow Agent assumes no responsibility for, nor will the Parties hold Escrow Agent liable for, any loss occurring that arises from the fact that the amount of the above Account may exceed or may cause the aggregate amount of the Parties’ accounts to exceed the FDIC cumulative maximum and that excess amount is not being insured. Each Party further understands that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by such insurance.

6. Escrow Agent shall not be liable for any loss or damage resulting from the following (the undersigned acknowledges that the total responsibility of the Escrow Agent is to make the deposit as above instructed):

(a.)	Any defects or conditions of title to any property except those resulting from its own acts or insured by a title insurance policy of Chicago Title Insurance Company which is issued or to be issued. No title insurance liability is created by this Agreement.

3

(b.)	Any defects in the property purchased, obligations or rights of any tenant or other party in possession, the surrender of possession or any misrepresentations made by any other party.

(c.)	Any default, error, action or omission of any other party.

(d.)	The expiration of any time limit or other delay, unless such time limit was known to Escrow Agent and such loss is solely caused by failure of Escrow Agent to proceed in its ordinary course of business.

(e.)	Lack of authenticity, sufficiency and effectiveness of any documents delivered to it and lack of genuineness of any signature or authority of any person authorized to sign any such document.

(f.)	Any loss or impairment of funds deposited in the course of collection or while on deposit with a Depository institution resulting from its failure, suspension, insolvency, bankruptcy or inability to pay said funds, or accrued interest upon demand for withdrawal.

(g.)	Escrow Agent complying with any and all legal process, writs, orders, judgments, and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

(h.)	Escrow Agent asserting or failing to assert any cause of action or defense in any judicial, administrative or other proceeding either in the interest of itself or any other party or parties.

(i.)	Any good faith act or forbearance by Escrow Agent.

(j.)	Any loss caused by the failure, suspension, bankruptcy or dissolution of any such investment vehicle or fund.

(k.)	Any levies by taxing authorities or judicial order based upon the taxpayer identification number used to establish an interest-bearing account.

7. Escrow Agent shall not be liable for loss or damage resulting from:

(a.)	Any good faith act or forbearance of the Escrow Agent;

(b.)	Any default, error, action or omission of any party, other than Escrow Agent;

(c.)	Any defect in the title to any property unless such loss is covered under a policy of title insurance issued by the Escrow Agent;

(d.)	The expiration of any time limit or other delay which is not solely caused by the failure of Escrow Agent to proceed in its ordinary course of business, and in no event where such time limit is not disclosed in writing to the Escrow Agent;

(e.)	Escrow Agent’s compliance with all attachments, writs, orders, judgments, or other legal process issued out of any court;

4

(f.)	Escrow Agent’s assertion of failure to assert any cause of action or defense in any judicial or administrative proceeding; or

(g.)	Any loss or damage which arises after the Funds have been disbursed in accordance with the terms of this Agreement.

8. Escrow Agent shall have no obligation to inquire into the authenticity of any written instructions delivered to it as required by this Agreement nor to inquire as to the genuineness of any signature of authority of any person to issue such instructions.

9. If written notice of default, non-performance or dispute by or between the Parties hereto is given to Escrow Agent within reasonable time prior to its required performance by any such Party, Escrow Agent shall notify in writing (via letter or email at Escrow Agent’s option) the other Party of the receipt of such notice and shall not be required to perform its obligations hereunder if Escrow Agent deems it to be in its best interests not to so perform. If within (15) days from the date of sending email notice to the Parties by Escrow Agent a written instruction reply has not been received by Escrow Agent by the appropriate Party or Parties or a conflicting instruction reply has been received within such time period from any Party, Escrow Agent may in its sole discretion perform in accordance with its obligations hereunder or file any interpleader action to resolve the conflict. Escrow Agent shall be indemnified, saved and held harmless by the Parties for all of its expenses, costs and reasonable attorney fees incurred in connection with an interpleader action and such expenses, costs and fees may be deducted from the Escrow Funds held hereunder.

10. If Escrow Agent is made a party to any judicial, non-judicial or administrative action, hearing, or process based on acts of any of the Parties hereto and or on the alleged malfeasance and/or negligence of Escrow Agent in performing its duties hereunder and which seeks to attach, recover or direct disbursement/release of the subject matter of this Agreement, the expenses, costs and attorney’s fees incurred by Escrow Agent in responding to such action, hearing, process, or proceeding may be deducted from the Escrow Funds held hereunder at Escrow Agent’s sole discretion and the Parties shall indemnify, save, and hold Escrow Agent harmless from said expenses, costs, and fees so incurred.

11. The fee for the services of the Escrow Agent hereunder are in accordance with attached Escrow Fee Schedule and will become due and owing to Escrow Agent at the close of the escrow account unless some other agreement is arranged, memorialized in writing, and signed off on by the Parties. Further, the Parties hereby agree that Escrow Agent may retain its agreed upon fees from the Escrow Funds prior to disbursement or release without further consultation with the Parties. However, if at the time of a request for disbursement and/or release of Escrow Funds and/or documents as required hereunder, Escrow Agent is advised or becomes aware that the subject transaction shall not close or is anticipated not to close pursuant to the contract for sale and purchase or other agreement of the Parties to the terms hereunder by reason of a dispute between the Parties hereto or by reason of cancellation of such transaction by mutual consent, or if the request for Chicago Title Insurance Company policy covering said transaction is cancelled, Escrow Agent shall be entitled to the full sum owed to it as set forth in the Escrow Fee schedule attached as Exhibit A for services rendered hereunder to be paid prior to such disbursement/release or to be deducted from the Escrow Funds upon disbursement thereof or to be a permitted charge against such Escrow Funds when deposited in court or in any proceedings hereinabove mentioned.

5

12. This Agreement shall terminate upon the distribution and transfer of the Escrow Funds as provided by the terms of this Agreement, unless sooner terminated by written agreement of the Parties and Escrow Agent.

13. The Parties agree that in the event that the escrowed funds are to be used to fund a purchase, then upon request of only one of the Parties (or their counsel), Escrow Agent shall disburse the funds to the designated attorney or law firm.

14. Miscellaneous provisions are as follows:

(a.)	This Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the Parties and Escrow Agent with respect to the matters provided for and supersedes any previous agreements and understandings between the Parties with respect to those matters. The introductory language and the recitals set forth above are incorporated into this Agreement by reference.

(b.)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.

(c.)	All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered if by hand or overnight courier, (ii) three days after depositing for mailing by first-class registered mail, return receipt requested, postage prepaid, or (iii) by e-mail with confirmation of its receipt by Escrow Agent, or (iv) when faxed, provided that concurrently therewith a copy is mailed by first-class registered mail, return receipt requested, postage prepaid, to the parties at the following addresses:

Seller:	Hardee Waterbridge Investments, LLC. 55 Park Street Extension Little River, SC 29566 Attn: Benjy Hardee Email: benjyhardee@aohardee-son.com with a required copy to:

Doug Wendel. 55 Park Street Extension Little River, SC 29566 Email: doug@aohardee-son.com and required copy to:

Zeb Thomas, Esquire

Nelson Mullins Riley & Scarborough L.L.P.

Pinnacle Corporate Center

3751 Robert M. Grissom Parkway, Suite 300

Myrtle Beach, South Carolina 29577

Fax No. (843) 946-5681

Email: zeb.thomas@nelsonmullins.com

6

Buyer:

Harbor Custom Development, Inc. Attn: Sterling Griffin, President 11505 Burnham Dr. NW, Suite 301 Gig Harbor, WA 98332-9173 Email: sgriffin@harborcustomdev.com Telephone: (253) 649-0636 with required copy to:

Jeff Habersetzer, General Counsel 11505 Burnham Dr. NW, Suite 301 Gig Harbor, WA 98332-9173 Email: jhabersetzer@harborcustomdev.com Telephone: (253) 649-0632

If to the Escrow Agent, to:

Chicago Title Insurance Company 3700 Forest Drive, Suite 201 Columbia, S.C. 29204 Attention: Jennifer W. Rubin, Esq. Fax: (803) 790-5621 E-mail: Jennifer.rubin@ctt.com

Attorneys for any of the Parties are hereby authorized to send notices on behalf of their clients and may list their contact information above if authorized by their clients.

(d.)	If at any time any of the covenants or provisions contained in this Agreement are deemed invalid or unenforceable by the laws of South Carolina (the jurisdiction where this contract will be enforced), such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement; and the Parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

(e.)	No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the Parties and Escrow Agent. Any Party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing (and email is acceptable if its receipt is confirmed by Escrow Agent).

(f.)	None of the Parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party; provided that a Party may assign any of its rights or delegate any of its duties to any entity controlled by said Party. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties.

7

(g.)	The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

(h.)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and each Party thereto may become a Party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. Further, the Parties agree that a copy of this Agreement shall be treated as if it were an original and the Parties and Escrow Agent agree to be bound by the terms and conditions of the copy as if it were the original document.

[Signature Pages Follow]

8

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

SELLER:

HARDEE WATERBRIDGE INVESTMENTS, LLC,
a South Carolina limited liability company

	By:	Hardee Management, LLC
	Its:	Manager

	By:	/s/ Benjy Hardee
Benjy Hardee, its Manager

Date: _______________________

9

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

PURCHASER:

HARBOR CUSTOM DEVELOPMENT, INC.,
a Washington corporation

By:	/s/ Sterling Griffin
Sterling Griffin, its President

Date: 6/10/2020

10

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Its
Duly authorized

Date: ___________________________

11

EXHIBIT A

ESCROW FEE SCHEDULE

Fees for holding earnest money:

Up to $500,000.00	$500.00
$500,000.00- $1 million	$600.00
$1 million - $5 million	$800.00
Over $5 million	$1,000.00

Fees for acting as funding Agent pursuant to closing instructions as part of a SC attorney supervised closing

Any amount sent to CTIC to disburse where it is asked to act as funding agent[1] as part of a real estate closing	Flat fee of $1,500.00 (no additional review or wire fees will apply)

NOTE:

1.	There will be an additional onetime fee of $150 if the Parties elect to have their funds deposited into an interest-bearing account.
2.	There will be an additional charge of $150.00 per year for every escrow that remains open for more than one year.
3.	There will be an additional onetime fee of $500.00 for the review and approval for use of every escrow agreement form that does not conform to our standard escrow agreement.
4.	There will be an additional fee of $150 for the review, approval and signature of Chicago Title Insurance Company on any other document presented by the Parties in conjunction with an Escrow Agreement (for example, the review, approval and signature of CTIC on a purchase and sales agreement that may make reference to the Escrow Agreement where there is also a separate escrow Agreement).

1 Under the supervision of a licensed South Carolina Attorney (Agent) so long as the title policy or policies will be written on Chicago Title Insurance Company paper.

12

Exhibit C

MEMORANDUM

MEMORANDUM OF AGREEMENT

By this Memorandum of Agreement (“Memorandum”) entered into this __________day of __________, 2020, HARDEE WATERBRIDGE INVESTMENTS, LLC, a South Carolina limited liability company (“Seller”), and HARBOR CUSTOM DEVELOPMENT, INC., a Washington corporation (“Buyer”), hereby declare and agree as follows:

A. Seller is the owner of that certain real property located in Horry County, South Carolina, and described on the attached Exhibit “A” (“Seller’s Property”).

B. Seller and Buyer have entered into a Purchase Agreement dated as of June , 2020 (the “Agreement”) which, among other things, grants to Buyer the right to purchase Seller’s Property.

C. Seller and Buyer desire to give actual and constructive notice to all persons interested in Seller’s Property of the existence of the Agreement.

MEMORANDUM:

1. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Buyer’s right to purchase Seller’s Property pursuant to the terms of the Agreement shall continue in full force and effect unless such right is terminated with respect to Seller’s Property in accordance with the terms and conditions of the Agreement.

3. All of the terms, conditions, and agreements contained within the Agreement are fully incorporated herein by reference as if fully set forth herein.

[SIGNATURE PAGES FOLLOW]

1

IN WITNESS WHEREOF, the parties have executed this Memorandum of Agreement as of the date first set forth above.

WITNESSES:	SELLER:

HARDEE WATERBRIDGE INVESTMENTS, LLC,
a South Carolina limited liability company

	By:	Hardee Management, LLC
	Its:	Manager

By:
__________________________		Benjy A. Hardee, its Manager
Witness #1
Print Name:______________

__________________________
Witness #2/Notary
Print Name:________________

STATE OF SOUTH CAROLINA	)
) ss:
COUNTY OF HORRY	)

The foregoing instrument was acknowledged before me this day of ____________________________, 2020, by Benjy A. Hardee, the Manager of Hardee Management, LLC, a South Carolina limited liability company, as Manager of Hardee Waterbridge Investments, LLC, a South Carolina limited liability company, on behalf of the company, who is personally known to me or produced ______________________________for identification.

Notary: _____________________________
[NOTARIAL SEAL]	Print Name:______________________________
Notary Public, State of South Carolina
My commission expires:_________________________

2

BUYER:

HARBOR CUSTOM DEVELOPMENT, INC., a Washington corporation

/s/ Tim O’Sullivan	By:	/s/ Sterling Griffin
Witness #1		Sterling Griffin, its President
Print Name: Tim O’Sullivan
	Title:	President

/s/ Anita J Fritz
Witness #2/Notary
Print Name: Anita J Fritz

STATE OF WASHINGTON	)
) ss:
COUNTY OF PIERCE	)

The foregoing instrument was acknowledged before me this 10th day of June 2020, by Sterling Griffin, as President of Harbor Custom Development, Inc., a Washington corporation, on behalf of the corporation, who is personally known to me or produced WA Drivers License for identification.

Notary: /s/ Anita J Fritz
[NOTARIAL SEAL]	Print Name: Anita J Fritz
Notary Public, State of Washington
My commission expires: 9-10-22

3

Exhibit A

Legal Description of the Property

4

Exhibit D

TERMINATION OF MEMORANDUM OF AGREEMENT

RELEASE AND TERMINATION OF MEMORANDUM OF AGREEMENT

THIS RELEASE AND TERMINATION OF MEMORANDUM OF AGREEMENT (“Release”) is made and entered into this__________________, 2020 to be effective as of ________________, 20 , by HARBOR CUSTOM DEVELOPMENT, INC., a Washington corporation (“Buyer”), in favor of HARDEE WATERBRIDGE INVESTMENTS, LLC, a South Carolina limited liability company (“Seller”), with reference to the following facts:

Preliminary Statement

Buyer and Seller executed a Memorandum of Agreement (the “Memorandum”) to evidence the Agreement For the Purchase and Sale of Real Property between the parties dated_____________ 2020 and the parties’ rights and obligations thereunder, which Memorandum was recorded in Official Records Book ______________, Page _______________in the Public Records of Horry County, South Carolina.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, Buyer hereby releases all contractual or other rights Buyer may have in the real property situated in Horry County, South Carolina and more particularly described in Exhibit “A” attached hereto and said Memorandum of Agreement shall hereafter be deemed null, void and of no further force or effect.

[SIGNATURE PAGE FOLLOWS]

1

IN WITNESS WHEREOF, this Release been executed as of the date first above written.

BUYER:

HARBOR CUSTOM DEVELOPMENT, INC., a Washington corporation

/s/ Tim O’Sullivan	By:	/s/ Sterling Griffin
Witness #1		Sterling Griffin, its President
Print Name: Tim O’Sullivan
	Title:	President

/s/ Anita J Fritz
Witness #2/Notary
Print Name: Anita J Fritz

STATE OF WASHINGTON	)
) ss:
COUNTY OF PIERCE	)

The foregoing instrument was acknowledged before me this 10th day of June, 2020, by Sterling Griffin, as President of Harbor Custom Development, Inc., a Washington corporation, on behalf of the corporation, who is personally known to me or produced WA Drivers License for identification.

Notary: /s/ Anita J Fritz
[NOTARIAL SEAL]	Print Name: Anita J Fritz
Notary Public, State of Washington
My commission expires: 9-10-22

2

Exhibit A

Legal Description of the Property

3

Exhibit E

WETLAND SITE PLAN

Exhibit E

AGTEK
EARTHWORK SYSTEMS
© 2020 Google
70' pad depth line
Wetland line
Front set back line

AGTEK
EARTHWORK SYSTEMS
© 2020 Google
Google Earth
Front set back line
70' pad depth line
Wetland line

Exhibit E

Exhibit F

BUILDING ENVELOPE SITE PLAN

From: Steve Chenault <sjc@ddcinc.com>

Date: June 10, 2020 at 10:11:34 AM EDT

To: Donnie Ray <Donnier@aohardee-son.com>, Doug Wendel <doug@aohardee- son.com>

Cc: Mike Wooten <jmw@ddcinc.com>, Tim Kirby <tsk@ddcinc.com>

Subject: Waterbridge, Phase 2

Donnie,

Please see attached pad fit exhibit.

We performed the requested exercise utilizing the 40’x78’ pad dimensions that you provided.

Of the 226 lots shown on the preliminary plat, 73 lots will “not” accommodate the desired 40’x78’ pad. These lots are shown with the “red dot” symbol (approx. 32% of the 226 lots).

The original design in 2006 was performed to accommodate a development generating 40’x60’ pads. As such, the lots that will not meet the desired dimension will accommodate a 40’ x 60’ (approx.).

Please be advised that this exhibit is performed on a preliminary plan and no infrastructure is in place. Therefore, we suggest you utilize this material in a preliminary nature.

Based on our past experience, we do not recommend building homes that generate the precise dimension available (example = 40’). We have found that it is somewhat impossible to construct upon the exact setback line without minor error.

Steve

Exhibit E

DDC

LOT FIT EXHIBIT

WATERBRIDGE PHASE 2

HORRY COUNTY, SOUTH CAROLINA

EXHB - 1

South Carolina 811

06\06802\EXHIBIT\06802-ph2-LOT FIT.dwg, 6/10/2020 9:48:55 AM, AutoCAD PDF (General Documentation).pc3

Exhibit E

LOT FIT EXHIBIT

HORRY COUNTY, SOUTH CAROLINA

PREPARED FOR

DDC

Exhibit E